UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

HOUGHTON MIFFLIN HARCOURT COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 29, 2017

Dear Stockholders:

I would like to invite you to attend the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Houghton Mifflin Harcourt Company, to be held at our global headquarters, located at 125 High Street, Boston, Massachusetts 02110, on Friday, May 19, 2017, at 8:00 a.m., Eastern Time. The accompanying formal notice of the Annual Meeting and proxy statement set forth the details regarding admission to the Annual Meeting and the business to be conducted.

At the Annual Meeting, we will ask you to elect the nine director nominees listed in the proxy statement, consider a non-binding, advisory vote to approve the compensation of our named executive officers and ratify the appointment of our independent registered public accounting firm for 2017. We will also discuss any other business matters properly brought before the Annual Meeting. The attached proxy statement explains our voting procedures, describes the business we will conduct and provides information about Houghton Mifflin Harcourt Company that you should consider when you vote your shares at the Annual Meeting.

The formal notice of the Annual Meeting, the proxy statement and the proxy card follow. It is important that your shares be represented and voted, regardless of the size of your holdings. Accordingly, whether or not you plan to attend the Annual Meeting, we encourage you to complete, sign, date and return the enclosed proxy card promptly so that your shares will be represented at the Annual Meeting or to access the proxy materials and vote via the Internet or telephone in accordance with the “notice and access” letter you will receive. Your proxy is revocable at any time before it is voted and will not affect your right to vote in person if you attend the Annual Meeting.

I hope to see you at the Annual Meeting. Thank you for your ongoing support of HMH.

Very truly yours,

L. Gordon Crovitz

Interim President & Chief Executive Officer

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PROXY VOTING METHODS

If, at the close of business on March 22, 2017, you were a stockholder of record, you may vote your shares by proxy on the Internet, by telephone or by mail, or you may also vote in person at the Annual Meeting. For shares held through a broker or nominee, you may vote by submitting voting instructions to your broker or nominee. To reduce our administrative and postage costs, we ask that you vote on the Internet or by telephone, both of which are available 24 hours a day, seven days a week. You may revoke your proxies or change your vote at the times and as described in the “General Information” section of this proxy statement.

If you are a stockholder of record and are voting by proxy, your vote must be received by 11:59 p.m. (Eastern Time) on May 18, 2017 to be counted.

To vote by proxy:

BY INTERNET

•	Go to the website indicated on the Notice of Internet Availability of Proxy Materials (the “Notice”) and follow the instructions, 24 hours a day, seven days a week.

•	You will need the control number included on your Notice or on your proxy card.

BY TELEPHONE

•	From a touch-tone telephone, dial the toll-free number on your proxy card and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the control number included on your Notice or on your proxy card.

BY MAIL

•	If you have not already received a proxy card, you may request a proxy card from us by following the instructions on your Notice.

•	When you receive the proxy card, mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the postage-paid envelope that will be provided to you.

If your Houghton Mifflin Harcourt Company shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy card from the institution that holds your shares and follow the instructions included on that proxy card regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Proposals 1 and 2 (Election of Directors and Advisory Vote on Executive Compensation) are non-discretionary items. Proposal 3 (Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm) is a discretionary item. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

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125 High Street

Boston, Massachusetts 02110

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

FRIDAY, MAY 19, 2017, 8:00 A.M. (EASTERN TIME)

The 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Houghton Mifflin Harcourt Company (the “Company”) will be held at the Company’s global headquarters, located at 125 High Street, Boston, Massachusetts 02110, on Friday, May 19, 2017, at 8:00 a.m., Eastern Time, or at any subsequent time that may be necessary by any adjournment or postponement of the Annual Meeting. The purposes of the Annual Meeting are for the stockholders to:

(1)	elect nine (9) directors to the board of directors (the “Board”), each to serve until the Company’s next annual meeting of stockholders or until their successors are elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal;

(2)	approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers;

(3)	ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and

(4)	transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board has fixed the close of business on March 22, 2017 as the record date for determining the stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Representation of at least a majority of the voting power represented by all outstanding shares of the Company’s common stock entitled to vote at the Annual Meeting is required to constitute a quorum to transact business at the Annual Meeting. Accordingly, it is important that your shares be represented at the Annual Meeting.

We will be using the Securities and Exchange Commission’s Notice and Access model (“Notice and Access”), which allows us to deliver proxy materials via the Internet, as the primary means of furnishing proxy materials. We believe Notice and Access provides stockholders with a convenient method to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about March 29, 2017, we will mail to stockholders holding shares in “street name” a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2016 (our “2016 Annual Report”) online and how to vote via the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials and our 2016 Annual Report.

March 29, 2017:

By Order of the Board of Directors,

William F. Bayers

Executive Vice President, Secretary and General Counsel

Boston, Massachusetts

YOUR VOTE IS IMPORTANT

We urge you to vote using telephone or Internet voting, if available to you, or if you received these proxy materials by mail, by completing, signing, dating and returning the enclosed proxy card promptly. Please note that if your shares are held by a bank, broker or other recordholder and you wish to vote them at the Annual Meeting, you must obtain a legal proxy from that recordholder.

Important Notice Regarding the Availability of

Proxy Materials for the 2017 Annual Meeting of Stockholders

To Be Held on May 19, 2017.

The Notice of Annual Meeting, proxy statement and the 2016 Annual Report are available at www.hmhco.com.

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HOUGHTON MIFFLIN HARCOURT COMPANY

PROXY STATEMENT

GENERAL INFORMATION

As used in this proxy statement, the terms “we,” “us,” “our,” “HMH” and the “Company” refer to Houghton Mifflin Harcourt Company and its consolidated subsidiaries, unless otherwise expressly stated or the context otherwise requires.

1. When and where is the Annual Meeting?

Our 2017 Annual Meeting of Stockholders (the “Annual Meeting”) will be held at the Company’s global headquarters, located at 125 High Street, Boston, Massachusetts 02110, on Friday, May 19, 2017, at 8:00 a.m. Eastern Time, or at any subsequent time that may be necessary by any adjournment or postponement of the Annual Meeting.

2. What is “Notice and Access” and why did the Company elect to use it?

We are making the proxy solicitation materials available to stockholders who hold shares in “street name” electronically, via the Internet, under the Notice and Access rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). On or about March 29, 2017, we will mail to such stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) in lieu of mailing a full set of proxy materials. Accordingly, our proxy materials are first being made available to our stockholders on or about March 29, 2017. The Notice includes information on how to access and review the proxy materials and how to vote via the Internet. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

Stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. We believe this method of delivery will decrease costs, expedite distribution of proxy materials to you and reduce our environmental impact. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our Annual Meeting. Stockholders who received the Notice but would like to receive a printed copy of the proxy materials in the mail should follow the instructions in the Notice for requesting such materials.

3. Why am I receiving these proxy materials?

We are furnishing you these proxy materials in connection with the solicitation of proxies on behalf of our Board of Directors (the “Board”) for use at the Annual Meeting, including any postponements or adjournments thereof. This proxy statement includes information that we are required to provide under SEC rules and is designed to assist you in voting your shares.

Proxies in proper form and timely received by us at or before the time of the Annual Meeting will be voted as specified. Stockholders may specify their choices by marking the appropriate boxes on the proxy card. If a proxy card is dated, signed and returned without specifying choices, the proxies will be voted in accordance with the recommendations of the Board set forth in this proxy statement, and, in the discretion of the persons named in your proxy, upon such other business as may properly come before the Annual Meeting. Business transacted at the Annual Meeting will be confined to the purposes stated in the Notice of Annual Meeting. Shares of our common stock cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy.

4. How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to: (1) view our proxy materials for the Annual Meeting on the Internet; and (2) instruct us to send proxy materials to you by e-mail. The proxy materials are also available in the “Investor Relations” section of our website at www.hmhco.com under the heading “Financial Information.” Choosing to receive proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment.

5. What is included in the proxy materials?

The proxy materials include:

•	our Notice of Annual Meeting of Stockholders;

•	this proxy statement; and

•	our Annual Report to Stockholders for the year ended December 31, 2016 (the “2016 Annual Report”).

If you receive a paper copy of these materials by mail, the proxy materials also include a proxy card.

6. What does it mean if I receive more than one Notice or proxy card on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all of your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice or proxy card you receive.

7. Who pays the cost of soliciting proxies for the Annual Meeting?

Proxies will be solicited on behalf of the Board by mail, telephone, e-mail or other electronic means or in person, and we will pay the solicitation costs. We will supply our proxy materials, including our 2016 Annual Report, to brokers, dealers, banks and voting trustees, or their nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. As of the date of the mailing of this proxy statement, the Company has not retained any proxy solicitation firm for the purpose of soliciting proxies in connection with proposals to be considered at the Annual Meeting. However, the Company may choose to do so at a later date. Any such arrangement (including the identities of the parties thereto and the material terms thereof) requiring disclosure under applicable law will be disclosed in accordance therewith.

8. Who is entitled to vote at the Annual Meeting?

In accordance with our Amended and Restated By-Laws (the “By-Laws”), the Board has fixed the close of business on March 22, 2017 as the record date (the “Record Date”) for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. At the close of business on the Record Date, the outstanding number of our voting securities was 123,164,245 shares of common stock. Each stockholder is entitled to one vote for each share of common stock he or she held as of the Record Date. Shares cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy.

9. What matters will be voted on at the Annual Meeting?

The following matters will be voted on at the Annual Meeting:

•	Proposal 1: To elect the nine (9) director nominees who are named in this proxy statement to the Board;

•	Proposal 2: To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers;

•	Proposal 3: To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

•	Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

10. What is the vote required for each proposal and what are my voting choices?

	Proposal	Vote Required	What Are My Voting Choices?	Broker Discretionary Voting Allowed?

Proposal 1:	Election of nine (9) directors	Plurality of the shares represented in person or by proxy and entitled to vote	“FOR” or “WITHHOLD”	No

Proposal 2:	Advisory vote on executive compensation	Majority of the shares represented in person or by proxy and entitled to vote	“FOR,” “AGAINST” or “ABSTAIN”	No

Proposal 3:	Ratification of auditors for fiscal year 2017	Majority of the shares represented in person or by proxy and entitled to vote	“FOR,” “AGAINST” or “ABSTAIN”	Yes

With respect to Proposal 1, the election of directors, you may vote “FOR” or “WITHHOLD” with respect to each nominee for director. A “plurality” means that the nine director nominees that receive the highest number of votes cast “FOR” will be elected. Stockholders have the option to express dissatisfaction with a nominee by indicating that they wish to “WITHHOLD” authority to vote their shares in favor of the nominee. A substantial number of “WITHHOLD” votes will not prevent a nominee from getting elected, but it can influence future decisions by the Nominating, Ethics and Governance Committee and the Board concerning nominees.

With respect to Proposals 2 and 3 (or any other matter to be voted on at the Annual Meeting), you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN” from voting on such proposals, the abstention will have the same effect as an “AGAINST” vote.

11. Could other matters be decided at the Annual Meeting?

At the date this proxy statement went to press, we did not know of any matters to properly come before the Annual Meeting other than those described in this proxy statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

12. How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR the election of the nine (9) director nominees who are named in this proxy statement to the Board;

•	FOR the approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

13. How do I vote my shares?

How to vote your shares depends on whether you hold your shares as a “stockholder of record” or as a “beneficial owner.” We explain these terms in the answer provided to Question 14, below. If you are a stockholder of record, you can vote in the following ways:

•	By Internet: By following the Internet voting instructions included in the proxy package sent to you (or by going to www.investorvote.com/HMHC and following the instructions) at any time up until 11:59 p.m., Eastern Time, on May 18, 2017.

•	By Telephone: By following the telephone voting instructions included in the proxy package sent to you (i.e., by calling 1-800-652-VOTE (8683) and following the instructions) at any time up until 11:59 p.m., Eastern Time, on May 18, 2017.

•	By Mail: If you have received a printed copy of the proxy materials from us by mail, you may vote by mail by marking, dating, and signing your proxy card in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials. The proxy card must be received prior to 11:59 p.m., Eastern Time, on May 18, 2017.

•	In Person: First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your Notice, proxy card or proof of ownership. You may then vote your shares in person at the meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you are a beneficial owner, you should follow the instructions in the Notice or your broker should give you instructions for voting your shares. In these cases, you may vote by Internet, telephone or mail, as applicable. You may vote your shares beneficially held through your broker in person if you attend the Annual Meeting and you obtain a valid proxy from your broker giving you the legal right to vote the shares at the Annual Meeting.

14. What is the difference between holding shares as a stockholder of record and as a beneficial owner?

•	Stockholder of Record: You are a “stockholder of record” if, at the close of business on the Record Date, your shares were registered directly in your name with Computershare Trust Company, N.A., our transfer agent and registrar.

•	Beneficial Owner: You are a “beneficial owner” if, at the close of business on the Record Date, your shares were held by a brokerage firm or other nominee and not in your name. To be a “beneficial owner” means that, like most of our stockholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares as described in Questions 17 and 18, below.

15. What do I need to be admitted to the Annual Meeting?

You will need a form of personal identification (such as a driver’s license or passport) along with either your Notice, proxy card or proof of stock ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to the Annual Meeting, you must present proof of your ownership of Houghton Mifflin Harcourt Company stock, such as a bank or brokerage account statement.

16. Are there other things I should know if I intend to attend the Annual Meeting?

Please note that no cell phones, PDAs, computers, pagers, cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

17. What will happen if I do not vote my shares?

•	Stockholders of Record: If you are the stockholder of record and you do not vote by proxy card, by telephone, via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

•	Beneficial Owners: If you are the beneficial owner and you do not direct your broker or nominee regarding how to vote your shares, your broker or nominee may vote your shares only on those proposals for which it has discretion to vote. Under the rules of The NASDAQ Stock Market LLC (“NASDAQ”), your broker or nominee generally does not have discretion to vote your shares on the election of directors, executive compensation proposals and other significant matters and, as such, does not have discretion to vote your shares with regard to Proposals 1 or 2. We believe that Proposal 3 — ratification of our independent auditor — is a routine matter on which brokers and nominees can vote on behalf of their clients, if clients do not furnish voting instructions.

18. What is the effect of a broker non-vote?

Subject to applicable NASDAQ and SEC rules, brokers or other nominees who hold shares for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to certain proposals. Accordingly, a broker non-vote will not impact our ability to obtain a quorum, nor will it impact the outcome of voting on Proposals 1 or 2. Because brokers are entitled on vote on Proposal 3, we do not anticipate any broker non-votes with regard to this proposal.

19. May I revoke my proxy or change my vote?

Yes, our By-Laws provide that you may revoke a proxy you have given at any time before it is voted at the Annual Meeting by:

•	delivering to our Secretary a letter revoking the proxy, which our Secretary must receive prior to the Annual Meeting;

•	delivering to our Secretary a new proxy, bearing a later date than the previous proxy, which our Secretary must receive prior to the Annual Meeting; or

•	attending the Annual Meeting and voting in person.

Attendance at the Annual Meeting does not, standing alone, constitute your revocation of a proxy. You may change your vote at any time prior to the voting of your shares at the Annual Meeting by:

•	casting a new vote by telephone or over the Internet by the time and date set forth in Question 13 above; or

•	sending a new proxy card with a later date that is received prior to the Annual Meeting.

20. Where do I send a stockholder proposal for consideration at the Company’s 2018 Annual Meeting of Stockholders?

If you wish to propose a matter for consideration at our 2018 Annual Meeting of Stockholders, the proposal should be mailed by certified mail, return receipt requested, to our Secretary at the Company’s principal executive office, 125 High Street, Boston, Massachusetts 02110.

To be eligible under the SEC stockholder proposal rule (Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) for inclusion in our proxy statement for our 2018 Annual Meeting of Stockholders and form of proxy, each expected to be made available in March 2018, a proposal must be received by our Secretary at our principal executive office on or before November 29, 2017 by 5:00 p.m., Eastern Time. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

Even if a stockholder proposal is not eligible for inclusion in our proxy statement pursuant to Rule 14a-8, the proposal may still be offered for consideration at an annual meeting according to the procedures set forth in our By-Laws. A stockholder who wishes to offer a proposal for consideration at our 2018 Annual Meeting of Stockholders (where such proposal does not otherwise qualify for inclusion in our 2018 proxy statement under

Rule 14a-8) may do so by delivering written notice of the proposal to our Secretary, not before January 19, 2018 and not later than February 18, 2018. If a stockholder proposal complies with these advance notice provisions, management will be permitted to vote proxies in its discretion if it advises stockholders in the 2018 proxy statement about the nature of the matter and how management intends to vote on such matter. See “Stockholder Proposals for the 2018 Annual Meeting” below in this proxy statement.

21. How can I find the results of the Annual Meeting?

We expect to announce preliminary results at the Annual Meeting. We will publish final results in a current report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We maintain corporate governance guidelines (the “Corporate Governance Guidelines”), that set forth a flexible framework within which the Board, assisted by its committees, oversees the affairs of the Company. The Corporate Governance Guidelines address, among other things, the composition and functions of the Board, director independence, compensation of directors, management succession and review, Board committees and selection of new directors. The Company’s Corporate Governance Guidelines are available in the “Investor Relations” section of our website at www.hmhco.com under the heading “Corporate Governance” and are also available in print to any person who requests them by writing to: Houghton Mifflin Harcourt Company, Investor Relations, 125 High Street, Boston, Massachusetts 02110.

Code of Conduct

We maintain a code of conduct (the “Code of Conduct”), which applies to all directors, officers and employees of the Company, that serves as the foundation of our ethics and compliance program. Included within the Code of Conduct is our Finance Department Code of Ethics, which (in addition to the other provisions of our Code of Conduct) is applicable to our CEO, Chief Financial Officer and all other members of our Finance Department. The Code of Conduct is available in the “Investor Relations” section of our website at www.hmhco.com under the heading “Corporate Governance” and is also available in print to any person who requests it by writing to: Houghton Mifflin Harcourt Company, Investor Relations, 125 High Street, Boston, Massachusetts 02110. Any substantive amendments to or waivers from a provision of the Code of Conduct requiring disclosure under applicable SEC rules will be disclosed on our website. Under our Code of Conduct, all employees have a duty to report any violation or suspected violation of the policy or law to the appropriate personnel as identified in the policy.

Director Independence

Under applicable federal securities laws, rules promulgated thereunder and NASDAQ rules, a majority of our directors must be independent, as such term is defined thereby. Our Board has determined that Daniel M. Allen, Lawrence K. Fish, Jill A. Greenthal, John F. Killian, John R. McKernan, Jr., Brian A. Napack, E. Rogers Novak, Jr., and Tracey D. Weber are independent. Our Board also determined that Mr. Crovitz was independent prior to his appointment as our interim President and Chief Executive Officer and that he would be eligible to be determined independent again after ceasing to serve in such role.

We must also comply with the independence requirements of the federal securities laws, the rules promulgated thereunder and NASDAQ rules relating to the composition of our committees. Our Board has also determined that the members of our Audit Committee, Compensation Committee and Nominating, Ethics and Governance Committee are all independent as defined by the SEC and NASDAQ rules applicable to such committees. In connection with Mr. Crovitz’s appointment as interim President and CEO in September 2016, Mr. Crovitz stepped down from the Compensation Committee and the Nominating, Ethics and Governance Committee.

In making such independence determinations for directors (and for members of committees, as applicable), our Board considered the criteria required by applicable federal securities laws, rules promulgated thereunder and NASDAQ rules, including, but not limited to, our relationships with the family members of such directors and companies with which such directors are affiliated and the relationships between our directors (including companies with which they are affiliated) and our independent auditors.

Board Leadership Structure

We currently separate the roles of the Chairman of the Board and the CEO. Our interim President and CEO is responsible for setting our strategic direction and our day-to-day leadership and performance, while the Chairman of the Board provides guidance to our CEO and presides over meetings of the Board. The Board believes that the separation of the two roles appropriately balances the need for our CEO to run our day-to-day operations, with significant involvement and authority vested in an outside independent director. The Board periodically reviews its leadership structure to determine whether it continues to best serve the Company and our stockholders.

Committees of the Board

Our Board has standing Audit, Compensation and Nominating, Ethics and Governance Committees. The standing Board committees are chaired by independent directors, each of whom reports regularly to the Board at Board meetings on the activities and decisions made by their respective committees. The Board makes committee assignments and designates committee chairs based on a director’s independence, knowledge and areas of expertise. We believe this structure helps facilitate efficient decision-making and communication among our directors and fosters efficient Board functioning at Board meetings. The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. We describe the current functions and members of each committee below. More detailed descriptions of the functions, duties and responsibilities of the Audit Committee, the Compensation Committee and the Nominating, Ethics and Governance Committee are included in the committees’ respective charters, each of which are available in the “Investor Relations” section of our website at www.hmhco.com under the heading “Corporate Governance.”

Following the cessation of Ms. Linda Zecher’s employment as our President and Chief Executive Officer, the Board established a temporary CEO Search Committee tasked with seeking and evaluating potential candidates to serve as our President and Chief Executive Officer. On February 15, 2017, the Company announced that it would be appointing John J. Lynch, Jr. as President and Chief Executive Officer of the Company, with such appointment to be effective on a mutually agreed date. The CEO Search Committee will be dissolved upon the effectiveness of Mr. Lynch’s appointment as President and Chief Executive Officer. Following the effectiveness of Mr. Lynch’s appointment as President and Chief Executive Officer, the Board intends to appoint Mr. Lynch to the Board immediately following the Annual Meeting.

The table below provides current standing committee memberships and 2016 committee meeting information:

Director	Audit(1)	Compensation(2)	Nominating, Ethics and Governance(3)
Daniel M. Allen			Member
L. Gordon Crovitz(4)
Lawrence K. Fish	Member	Member	Member
Jill A. Greenthal	Member		Chair
John F. Killian(5)	Chair	Member
John R. McKernan, Jr.		Chair	Member
Brian A. Napack	Member	Member
E. Rogers Novak, Jr.	Member		Member
Tracey D. Weber		Member	Member
Actions by Written Consent	0	1	7
Total Committee Meetings	6	4	3

(1)	The Board has determined that all Audit Committee members: (i) are financially literate; and (ii) are independent under the applicable rules of NASDAQ and the SEC for Audit Committee membership.
(2)	The Board has determined that all Compensation Committee members are independent under the applicable rules of NASDAQ and the SEC for Compensation Committee membership.
(3)	The Board has determined that all members of the Nominating, Ethics and Governance Committee are independent under the applicable rules of NASDAQ.
(4)	In connection with Mr. Crovitz’s appointment as our interim President and CEO in September 2016, Mr. Crovitz stepped down from the Compensation Committee and the Nominating, Ethics and Governance Committee.
(5)	The Board has determined that Mr. Killian qualifies as an “audit committee financial expert” as defined under the applicable SEC rules.

Audit Committee

Our Audit Committee Charter, amended as of November 2015, sets forth the duties of the Audit Committee. The Audit Committee oversees and meets with management, the internal auditors and the independent auditors to review internal accounting controls and accounting, auditing, and financial reporting matters. Our Audit Committee approves the appointment of our independent auditors, reviews and approves the scope of the annual audits of our financial statements, reviews our internal controls over financial reporting, reviews and approves any non-audit services performed by the independent auditors, reviews the findings and recommendations of the internal and independent auditors, periodically reviews major accounting policies and oversees and administers our related person transactions policy. Mr. Killian is the chair of the Audit Committee and is an “audit committee financial expert” under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002.

Compensation Committee

Our Compensation Committee Charter, amended as of November 2015, sets forth the duties of the Compensation Committee. The Compensation Committee makes recommendations to the Board regarding the compensation of our CEO and approves the compensation of our other executive officers, including executive bonus allocations, equity awards and other compensation matters. Our Compensation Committee reviews our compensation philosophy and strategy, considers the material risks that face us in evaluating compensation, administers incentive compensation and equity incentive plans, reviews the CEO’s performance and compensation and reviews other special compensation matters, such as executive employment agreements and severance arrangements. Mr. McKernan is the chair of the Compensation Committee.

Independent Compensation Consultants

Since January 2011, the Compensation Committee has retained Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its compensation consultant to assist it in fulfilling its responsibilities. F.W. Cook advises the Compensation Committee on a variety of topics, including, among others, our equity compensation program, the evaluation of the alignment of our compensation program with our stockholders’ interests, the risks presented by our executive compensation program structure, the assessment of the program compared to our peers and director and executive compensation trends. In retaining and utilizing F.W. Cook, the Compensation Committee considered, among other factors, the independence of F.W. Cook according to the factors that it is required to consider under Exchange Act Rule 10C-1 and NASDAQ Rule 5605. F.W. Cook does not have any other relationship with or provide any other services to us, and the Compensation Committee has determined that it is independent and has no conflicts of interest with us.

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee have served as an officer or employee of the Company. During 2016, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the Board or compensation committee, or similar committee, of any other company whose executive officer(s) served as a member of our Board or our Compensation Committee.

Nominating, Ethics and Governance Committee

Our Nominating, Ethics and Governance Committee Charter, amended as of November 2015, sets forth the duties of the Nominating, Ethics and Governance Committee. The Nominating, Ethics and Governance Committee identifies individuals qualified to become members of the Board, develops and recommends corporate governance guidelines and other policies that relate to our corporate governance and oversees the evaluation of the Board and its committees. Ms. Greenthal is the chair of the Nominating, Ethics and Governance Committee.

Director Nomination Process

The Nominating, Ethics and Governance Committee utilizes a broad approach for identification of director nominees and may seek recommendations from our directors, officers or stockholders and/or engage a search firm. In evaluating and determining whether to ultimately recommend a person as a candidate for election as a director, the Nominating, Ethics and Governance Committee considers the qualifications set forth in our Corporate Governance Guidelines, including the highest personal and professional ethics, integrity and values, demonstrated business acumen, experience and ability to use sound judgment to contribute to effective oversight of the business or financial affairs of the Company, strategic planning, diversity and independence from management. It also takes into account specific characteristics and expertise that it believes will enhance the diversity of knowledge, expertise, background and personal characteristics of the Board. The Nominating, Ethics and Governance Committee may engage a third party to conduct or assist with this evaluation. Ultimately, the Nominating, Ethics and Governance Committee seeks to recommend to the Board those nominees whose specific qualities, experience and expertise will augment the current Board’s composition and whose past experience evidences that they will: (1) dedicate sufficient time, energy and attention to ensure the diligent performance of Board duties; (2) comply with the duties and responsibilities set forth in our Corporate Governance Guidelines and in our By-Laws; (3) comply with all duties of care, loyalty and confidentiality applicable to them as directors of publicly traded corporations organized in Delaware; and (4) adhere to our Code of Conduct.

The Nominating, Ethics and Governance Committee considers stockholder recommendations of qualified nominees when such recommendations are submitted in accordance with the procedures described in our By-Laws. To have a nominee considered by the Nominating, Ethics and Governance Committee for election at the 2018 Annual Meeting of Stockholders, a stockholder must submit the recommendation in writing to the attention of our Secretary at our corporate headquarters no later than February 18, 2018 and no sooner than January 19, 2018. Any such recommendation must include the information required under our By-Laws. Once we receive the recommendation, we will deliver to the stockholder nominee a questionnaire that requests additional information about his or her independence, qualifications and other matters that would assist the Nominating, Ethics and Governance Committee in evaluating the stockholder nominee, as well as certain information that must be disclosed about him or her in our proxy statement or other regulatory filings, if nominated. Stockholder nominees must complete and return the questionnaire within the timeframe provided to be considered for nomination by the Nominating, Ethics and Governance Committee. Following the effectiveness of Mr. Lynch’s appointment as President and Chief Executive Officer of the Company, the Board intends to appoint Mr. Lynch to the Board immediately following the Annual Meeting.

In December 2016, the Company entered into the Anchorage Nomination Agreement, pursuant to which Mr. Allen was appointed to the Board and has been nominated for re-election at the Annual Meeting, as described below under “Related Person Transactions — Anchorage Nomination Agreement.”

Board Role in Risk Oversight

The Board is responsible for reviewing and approving the Company’s risk management strategy and framework consistent with its duty to direct the management of the business and affairs of the Company.

The Audit Committee, under powers delegated to it by the Board, is responsible for discussing with the Company’s management the major financial, operational, legal, compliance and other significant risks, as well as the Company’s risk assessment and risk management policies and practices in place. The Audit Committee works directly with members of senior management and the Company’s internal audit team to review and assess our risk management initiatives, including the Company’s compliance programs, and reports these matters to the Board, as appropriate. In addition, the Audit Committee meets as appropriate: (i) as a committee to discuss the Company’s risk management policies and exposures; and (ii) with the Company’s independent auditors to review our internal control environment and potential significant risk exposures.

The Compensation Committee oversees the management of risks relating to our compensation programs and policies. In fulfillment of its duties, the Compensation Committee has direct responsibility for reviewing and approving the compensation of our executive officers and other compensation matters. The Compensation Committee meets regularly with senior management to understand the financial, human resources and stockholder implications of compensation decisions and reports these matters to the Board, as appropriate.

The Nominating, Ethics and Governance Committee oversees the management of risks related to the Company’s corporate governance structure and director nomination process.

The Board engages in the oversight of risk management in various ways. The Board sets goals and standards for the Company’s employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board to serve as a prudent fiduciary for stockholders and to oversee the management of the Company. During the course of each year, the Board reviews the structure and operation of various departments and functions of the Company. In these reviews, the Board discusses with management, material risks affecting those departments and functions and management’s approach to mitigating those risks. The Board reviews and approves management’s operating plans and any risks that could affect the results of those operating plans. In its review and approval of annual reports on Form 10-K, the Board reviews the Company’s business and related risks, including as described in the “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the reports. The Audit Committee reviews these risks in connection with the preparation of quarterly reports on Form 10-Q. When the Board reviews particular transactions and initiatives that require Board approval, or that otherwise merit Board involvement, the Board generally includes related analysis and risk mitigation plans among the matters addressed with senior management. The day-to-day identification and management of risk is the responsibility of the Company’s management. As the market environment, industry practices, regulatory requirements and the Company’s business evolve, it is expected that senior management and the Board will respond with appropriate risk mitigation strategies and oversight.

Board Meetings and Annual Meeting Attendance by Board Members

We expect each of our Board members to attend each meeting of the Board and of the committees on which he or she serves. We expect our directors to attend our annual meeting of stockholders. During 2016, the Board met 9 times and took 8 actions by unanimous written consent. In 2016, no member of the Board attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board (held during the period for which he or she served as a director); and (ii) the number of meetings held by all committees of the Board (during the periods that he or she served on any such committee). Seven of our current director nominees (seven out of the seven serving as directors at the time) attended our 2016 Annual Meeting of Stockholders.

Executive Sessions

The Board generally meets in executive sessions, consisting only of independent directors (unless the Board specifically requests the presence of certain members of management or non-independent directors), as part of every regularly scheduled Board meeting (but generally no less frequently than twice annually, to be consistent with the requirements set forth in the NASDAQ rules and our Corporate Governance Guidelines).

Communications with the Board of Directors

The Board has established the following procedure for stockholders to communicate with members of the Board and for all interested parties to communicate with the presiding director or the non-management directors as a group. All such communications should be addressed to the attention of our Secretary at our corporate headquarters, located at 125 High Street, Boston, Massachusetts 02110. The Secretary collects and maintains a log of each such communication and forwards any that the Secretary believes requires immediate attention to the appropriate member or group of members of the Board, who then determines how such communication should be addressed.

Related Person Transactions

We maintain a related person transactions policy applicable to our directors, executive officers and other categories of “related persons” (as defined below). Pursuant to such policy, we do not, without approval of the Audit Committee, permit a director or executive officer, or his or her immediate family member (i.e., spouse, parent, step-parent, child, step-child, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or anyone (other than a tenant or employee) who shares that person’s home) or any other person meeting the definition of “related person” under Item 404 of Regulation S-K (each, a “related person”), to enter into a transaction in which we are a participant if: (i) the amount involved exceeds $120,000; and (ii) the related person has or will have a direct or indirect material interest. We annually solicit information from directors and executive officers to monitor potential conflicts of interest and comply with applicable SEC requirements regarding approval and disclosure of “related person transactions.”

Investor Rights Agreement

In connection with our restructuring, on June 22, 2012, we entered into an investor rights agreement (the “Investor Rights Agreement”) with our new stockholders. The Investor Rights Agreement contains, among others, provisions granting our stockholders party thereto from time to time certain registration rights as described in further detail below and provisions related to confidentiality, holdback agreements and our public reporting obligations.

The Investor Rights Agreement provides our stockholders party thereto from time to time with certain registration rights. Under the Investor Rights Agreement, we are required to use commercially reasonable efforts to file and cause to become effective, a shelf registration statement (on Form S-3 if permitted) for the benefit of all stockholders party to the Investor Rights Agreement, and any individual holder or holders of 15% or more of our outstanding common stock can demand an unlimited number of “shelf takedowns,” so long as the total offering size is reasonably expected to exceed $100 million.

Each holder or group of holders who owns at least 15% of our outstanding common stock has: (i) one Form S-1 demand registration right per annum, which may be conducted in an underwritten offering, as long as the total offering size is reasonably expected to exceed $100 million; and (ii) unlimited Form S-3 demand registration rights, which may be conducted in underwritten offerings, as long as the total offering size is reasonably expected to exceed $100 million, each subject to customary cutback provisions.

Each stockholder party to the Investor Rights Agreement has unlimited piggyback registration rights with respect to underwritten offerings, subject to certain exceptions and limitations.

The foregoing registration rights are subject to certain cutback provisions and customary suspension/blackout provisions. We have agreed to pay all registration expenses under the Investor Rights Agreement, except that the selling stockholders may be responsible for their pro rata shares of underwriters’ fees, commissions and discounts (subject to the exception described below), stock transfer and certain legal expenses. We are required to pay certain expenses of the selling stockholders, including one firm of legal counsel for the selling stockholders, for any shelf takedown under the shelf registration statement.

In connection with the registration rights described above, we have agreed to indemnify the stockholders against certain liabilities. The Investor Rights Agreement also contains certain holdback agreements that apply to each stockholder party to the Investor Rights Agreement. Generally, without our prior consent and subject to limited exceptions, the stockholders party to the Investor Rights Agreement have agreed that, if participating in a future shelf takedown or other underwritten public offering, they shall not publicly sell or distribute our equity securities during: (i) the seven-day period prior to the pricing of such offering; and (ii) the 90-day period beginning on such pricing date.

We filed a shelf registration statement on Form S-3ASR on May 1, 2015 to register sales of our common stock by certain of our stockholders with registration rights under the Investor Rights Agreement, and such shelf registration statement was effective immediately upon filing. Shares of common stock were registered under such registration statement according to the elections provided to the Company by stockholders in accordance with the terms of the Investor Rights Agreement.

Under the Investor Rights Agreement, we had agreed to pay all underwriting discounts and commissions applicable to the sale of the common stock in connection with the first underwritten demand registration or shelf takedown by stockholders under the shelf registration statement. Pursuant to the terms of the Investor Rights Agreement, we paid approximately $10.5 million in underwriting discounts and commissions and other offering expenses on behalf of Paulson & Co. Inc. (“Paulson”) for a secondary public offering of 12,161,595 shares of our common stock sold by affiliates of Paulson on May 20, 2015. Prior to giving effect to the sale of the common stock in such offering, Paulson was the beneficial owner of more than 15% of our outstanding common stock.

Anchorage Nomination Agreement

On December 21, 2016, the Company appointed Daniel M. Allen, President, Senior Portfolio Manager and partner of Anchorage Capital Group, L.L.C. (“Anchorage”), to the Board and the Nominating, Ethics and Governance Committee. The appointment was made pursuant to a nomination agreement (the “Anchorage Nomination Agreement”) the Company entered into with certain affiliates of Anchorage who are stockholders of the Company (the “Anchorage Holders”) dated as of December 21, 2016.

Pursuant to the Anchorage Nomination Agreement, the Company also agreed, among other things (and subject to certain terms and conditions), to include Mr. Allen on the Company’s slate of director candidates for re-election at our 2017 Annual Meeting.

The Anchorage Nomination Agreement contains restrictions on certain actions by the Anchorage Holders that will apply during Mr. Allen’s (or a replacement designee’s) tenure on the Board and at least until 30 days prior to the expiration of the Company’s advance notice period for the nomination of directors at the Company’s 2018 annual meeting of stockholders (the “Restricted Period”), which restrictions include, among other things and with certain carve-outs, restrictions on: (i) soliciting proxies or initiating a stockholder proposal with respect to the Company; (ii) forming or influencing any “group” (as defined pursuant to Section 13(d) of the Exchange Act with respect to securities of the Company; (iii) acquiring additional shares where it would result in Anchorage beneficially owning more than 20% of the Company’s outstanding common stock; (iv) other than in an underwritten widely dispersed public offering, knowingly transferring common stock to any person or group that would beneficially own more than 10% of the Company’s outstanding common stock as a result of such transfer; (v) making disparaging public statements regarding the Company or its affiliates (with the Company agreeing to a reciprocal restriction) or making public proposals regarding changes in the Company’s business or financial condition; and (vi) initiating legal proceedings against the Company or requesting inspection of the Company’s corporate books and records. Additionally, for the duration of the Restricted Period, the Anchorage Holders have agreed to cause all voting securities owned by the Anchorage Holders to, at each Company stockholder meeting, be present for quorum purposes and vote (i) for all directors nominated by the Board for election and (ii) in accordance with the recommendation of the Board on any precatory or non-binding proposals.

The Anchorage Holders further agreed that, upon Anchorage and its affiliates ceasing to beneficially own at least 10% of the Company’s outstanding common stock: (i) the Anchorage Holders would be required to cause Mr. Allen to promptly offer to tender his resignation from the Board and any committee of the Board on which he may be a member and, if requested by the Company, deliver his written resignation, to be effective immediately, to the Board, which shall have sole discretion over whether to accept or reject such resignation; and (ii) the Company’s obligations under the Anchorage Nomination Agreement would terminate. Accordingly, on December 21, 2016, Mr. Allen executed and delivered to the Company an irrevocable letter of resignation, effective only upon, and subject to, such time as the Anchorage Holders fall below the foregoing ownership threshold and the Board accepts such resignation.

Indebtedness

Affiliates of certain of our stockholders, including the stockholders holding 5% or more of our common stock, also currently own a portion of our indebtedness, including indebtedness outstanding under our term loan facility.

Indemnification Arrangements

We have entered into agreements with our executive officers and directors to provide contractual indemnification in addition to the indemnification provided for in our charter documents. We believe that these provisions and agreements are necessary to attract qualified executive officers and directors. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Other

Nicole Bianca-Ramsayer, an immediate family member of Lee R. Ramsayer, one of our executive officers, ceased serving as a full-time employee of the Company as of November 2016, at which time she received severance pay equal to one year’s salary ($135,000) payable in installments and, in lieu of any payment under the short-term incentive plan in which she was a participant, a lump sum payment of $115,000.

Tracey L. Cannon, an immediate family member of Timothy L. Cannon, one of our former executive officers, was a full-time employee of the Company during 2016, with an annual salary of $121,800 and she was eligible to participate in our employee benefit programs.

DIRECTOR COMPENSATION

The Nominating, Ethics and Governance Committee is responsible for reviewing and recommending non-employee director compensation to the Board for its approval. We pay our non-employee directors a mix of cash and equity-based compensation. We do not provide any compensation to our employee directors for their Board service. The compensation paid to our non-employee directors consists of an annual retainer for service as a member or the Chairman of the Board, of which a portion is paid in cash and a portion in equity, plus an annual cash retainer for service as a member or chair of Board committees, as set forth in the tables below. Cash compensation is payable quarterly. The Company also reimburses directors for expenses they incur in connection with attending Board and committee meetings.

In November 2015, the Nominating, Ethics and Governance Committee, with the assistance of F.W. Cook, undertook an in depth review of the Company’s non-employee director compensation program, including its individual components, as compared to that of the Company’s peer group for compensation purposes. In light of the Company’s performance in 2015, the committee recommended that the Board forego any increase in compensation for the 2016 term of office and requested that the Company with the assistance of F.W. Cook, propose a non-employee director deferred compensation program that would allow directors to defer receipt of cash and equity-based compensation. In February 2016, the Board approved (as recommended by the Nominating, Ethics and Governance Committee) a deferred compensation program (“Deferred Compensation Program”) allowing non-employee directors to make the first of such deferral elections for the cash and equity portions of the 2016 compensation not yet earned, with such deferred amounts to be paid out either at a specified date or upon the individual’s separation from service in accordance with the individual’s election. Under the Deferred Compensation Program, deferred cash compensation is deemed to be notionally invested in Company common stock and credited with earnings or losses with respect thereto. All of our directors (other than Mr. Fish and Ms. Weber) elected to defer 100% of the portion of their compensation delivered in the form of restricted stock units (“RSUs”). Following the initial year of eligibility to participate in the Deferred Compensation Program, deferral elections will be made no later than the end of the year prior to the fiscal year in which the compensation is earned.

Following Ms. Zecher’s ceasing to serve as our President and Chief Executive Officer, the Board formed the CEO Search Committee, tasked with seeking and evaluating potential candidates to be her successor. The committee consisted of Mr. Fish, Ms. Greenthal and Mr. Killian. Committee members each received a one-time retainer fee of $50,000.

The retainers paid to our non-employee directors for service as a member or the Chairman of the Board, a portion of which is paid in cash and a portion of which is paid in equity, in effect as of December 31, 2016 is as follows:

Position	Aggregate Annual Retainer for Chairman/Membership ($)	Amount Payable in Cash ($)	Amount Payable in RSUs ($)

Board Chairman	250,000	120,000	130,000
Other Board Members	165,000	80,000	85,000

The retainers paid to our non-employee directors for service as a member or chair of standing Board committees, all of which are paid in cash, in effect as of December 31, 2016 are as follows:

Position	Annual Retainer for Membership ($)		Aggregate Annual Retainer for Chair/Membership Role ($)

Audit Committee	10,000		15,000
Compensation Committee	10,000		15,000
Nominating, Ethics and Governance Committee	5,000		7,500
CEO Search Committee	50,000	(1)

(1)	Payable as a one-time retainer and not on an annual basis.

The Board determined that annual director grants would occur on May 31 of each year. The annual grants of RSUs for (i) Messrs. Fish, Crovitz, Killian, McKernan and Novak and Ms. Greenthal in 2016 were valued based on a per-share value of $17.20 on May 31, 2016 and (ii) for Mr. Napack and Ms. Weber in 2016 were valued based on a per-share value of $14.98 on August 9, 2016, which represented the fair value of the common stock on the respective dates of grant. The RSUs vest on May 31, 2017, subject to continued service as a member of the Board.

Director Compensation Table: 2016

Name	Fees Earned or Paid in Cash(1) ($)	Fees Earned or Paid in Stock(2) ($)	Other(3) ($)	Total ($)

Lawrence K. Fish	195,000	129,998	45,677	370,675
L. Gordon Crovitz(4)	—	—	—	—
Daniel Allen(5)	—	—	—	—
Jill A. Greenthal	152,500	85,002	—	237,502
John F. Killian	165,000	85,002	—	250,002
John R. McKernan Jr.	110,000	85,002	—	195,002
Brian Napack(6)	48,756	78,480	—	127,236
E. Rogers Novak Jr.	95,000	85,002	—	180,002
Tracey D. Weber(7)	42,541	74,061	—	116,602

(1)	Represents the aggregate cash retainers for Board and committee service. For Mr. Fish, Ms. Greenthal and Mr. Killian, the amount also includes a one-time retainer fee of $50,000 for service on the CEO Search Committee.
(2)	Represents the aggregate grant date fair value of RSUs granted during 2016 in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, “Stock Compensation” (disregarding any forfeiture assumptions). For the assumptions made in determining these values, see Note 10 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. These awards will vest on May 31, 2017, subject to continued service on the Board. As of December 31, 2016, Mr. Fish held 7,558 RSUs, each of Messrs. Killian, Crovitz, McKernan and Novak and Ms. Greenthal held 4,942 RSUs, Ms. Weber held 4,944 RSUs and Mr. Napack held 5,239 RSUs.
(3)	Represents portion of salary and benefits paid to Mr. Fish’s executive assistant not attributed to services rendered to the Company.
(4)	Mr. Crovitz was appointed to serve as our President and Chief Executive Officer on an interim basis effective September 22, 2016. He did not receive any compensation for his service on the Board during the period in 2016 in which he served as our interim President and CEO. Mr. Crovitz received fees for his service on the Board ($95,000 in cash and $85,002 in the form of RSUs, the vesting of which will be prorated for the period of such service) for the period in 2016 prior to such appointment, and such amounts are disclosed in the “Summary Compensation Tables”.
(5)	Mr. Allen was appointed to the Board, effective December 21, 2016. Mr. Allen did not receive any director compensation for his service on the Board in 2016.
(6)	Mr. Napack was appointed to the Board effective June 29, 2016 and to the Audit Committee and Compensation Committee effective August 2, 2016. Accordingly, his annual retainer fees for 2016 were prorated to reflect the commencement of Board and committee service on such dates.
(7)	Ms. Weber was appointed to the Board effective July 18, 2016 and to the Compensation Committee and the Nominating, Ethics and Governance Committee effective August 2, 2016. Accordingly, her annual retainer fees for 2016 were prorated to reflect the commencement of Board and committee service on such dates.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board is elected by the stockholders to oversee the stockholders’ interest in the overall success of our business and our financial strength. The Board serves as our ultimate decision-making body to the extent set forth in our Amended and Restated Certificate of Incorporation and By-Laws. The Board also selects and oversees members of our senior management, who, in turn, oversee our day-to-day business and affairs. Nine (9) directors are to be elected at the Annual Meeting to serve until the Company’s next annual meeting of stockholders or until their successors are elected and qualified, subject to a director’s earlier death, resignation, retirement, disqualification or removal. Your proxy will be voted in accordance with the directions stated on the card, or, if no directions are stated, for election of each of the nine nominees listed below. Upon the recommendation of the Nominating, Ethics and Governance Committee, the members of the Board have nominated our current directors for election. The nominees are willing to be elected and to serve. If any nominee is not a candidate for election at the Annual Meeting (an event that the Board does not anticipate), the proxies may be voted for a substitute nominee. In December 2016, the Company entered into the Anchorage Nomination Agreement, pursuant to which Mr. Allen was appointed to the Board and has been nominated for re-election at the Annual Meeting, as described above under “Related Person Transactions — Anchorage Nomination Agreement.” The business experience, qualifications and affiliations of each nominee are set forth below.

Daniel Allen

Director Since December 2016    •    Age: 48    •    Committees: Nominating, Ethics and Governance Committee

Mr. Allen is a Partner at Anchorage Capital Group, L.L.C. and serves as President and Senior Portfolio Manager for the firm. In this capacity, he has responsibility for overseeing the firm’s portfolio management, risk management, and investment decisions. Prior to joining Anchorage, Mr. Allen spent the previous six years with Morgan Stanley, and in his most recent role, was responsible for North American Credit Trading with a primary focus on bank debt, high yield bonds and distressed securities. Prior to joining Morgan Stanley, Mr. Allen was a Loan Trader at Goldman Sachs. He is also on the Board of Trustees of Skidmore College. Mr. Allen’s extensive experience in financial services as a trader and portfolio manager and his extensive knowledge of the capital markets and the financial services industry enables him to provide the Company with valuable guidance.

L. Gordon Crovitz

Director Since 2012    •    Age: 58    •    Committees: None

L. Gordon Crovitz has served as a member of the Board since August 2012 and has served as the Company’s interim President and Chief Executive Officer since September 2016. From 1980-2007, Mr. Crovitz held a number of positions with Dow Jones and The Wall Street Journal, culminating in his role as Executive Vice President for Dow Jones and Publisher of The Wall Street Journal. He co-founded e-commerce software company Press+ in 2009 and is currently a partner at NextNews Ventures, a partnership investing in early-stage news companies. Mr. Crovitz serves on the Board of Directors at Business Insider, Blurb, Dun & Bradstreet, Inc. and Marin Software Incorporated. He is also on the board of the American Association of Rhodes Scholars. Mr. Crovitz’s management roles in the publishing industry and extensive experience as a director enable him to provide the Company with valuable guidance.

Lawrence K. Fish    (Chairman of the Board)

Director Since August 2011    •    Age: 72    •    Committees: Audit Committee; Compensation Committee; and Nominating, Ethics and Governance Committee

Lawrence K. Fish has served as a member of the Board since August 2010 and as Chairman of the Board since January 2011. Mr. Fish served as Chairman and Chief Executive Officer of Citizens Financial Group, Inc. (“Citizens”) from 2005 to 2008 and as Chairman, President and Chief Executive Officer of Citizens from 1992 to 2005. Mr. Fish is a member of the Massachusetts Institute of Technology Corporation (the institute’s board of trustees) and serves on the boards of directors of Textron Inc. and Tiffany & Co. He is also an Honorary Trustee of the Brookings Institution in Washington D.C., Chairman of the Board of Management Sciences for Health and

Trustee of Woods Hole Oceanographic Institution. Mr. Fish’s extensive experience in the areas of finance, marketing, general management and corporate governance enables him to provide the Company with effective leadership on the Board.

Jill A. Greenthal

Director Since June 2012    •    Age: 60    •    Committees: Audit Committee; and Nominating, Ethics and Governance Committee (Chair)

Jill A. Greenthal has served as a member of the Board since June 2012. Ms. Greenthal has been a Senior Advisor in Private Equity at the Blackstone Group since 2007, working closely with Blackstone’s global media and technology teams to assist in investments in those sectors. She also serves as a director of Akamai Technologies, Inc., TEGNA Inc. and The Weather Channel and previously served as a director of Orbitz Worldwide from 2007 to 2013 and Michaels Stores from 2011 to 2015. Prior to 2007, Ms. Greenthal was an investment banker and partner at Blackstone and Credit Suisse First Boston. Ms. Greenthal is also a trustee of the Dana-Farber Cancer Institute, The James Beard Foundation and Simmons College and is an Overseer of the Museum of Fine Arts in Boston, Massachusetts. Ms. Greenthal has extensive experience in the media and Internet industry and in advising and financing Internet and media companies, which enables her to provide valuable guidance to the Company.

John F. Killian

Director Since January 2011    •    Age: 62    •    Committees: Audit Committee (Chair); and Compensation Committee

John F. Killian has served as a member of the Board since January 2011. Mr. Killian was Executive Vice President and Chief Financial Officer for Verizon Communications Inc. (“Verizon”) from March 2009 through October 2010. Prior to becoming Chief Financial Officer, Mr. Killian was President of Verizon Business from October 2005 until March 2009, the Senior Vice President and Chief Financial Officer of Verizon Telecom from June 2003 until October 2005, and the Senior Vice President and Controller of Verizon Telecom from April 2002 until June 2003. Mr. Killian serves on the board of directors at ConEdison Inc. and is Chairman of the board of Providence College. He is also a Trustee of Goldman Sachs Trust II, an open-end management investment company. Mr. Killian brings extensive financial expertise to the Board, as well as significant management and leadership experience.

John R. McKernan, Jr.

Director Since September 2012    •    Age: 68    •    Committees: Compensation Committee (Chair); and Nominating, Ethics and Governance Committee

John R. McKernan, Jr. served as a member of the Board from August 2010 through June 2012 and rejoined the Board in September 2012. Mr. McKernan is currently Chairman and Chief Executive Officer of McKernan Enterprises, Inc., in Portland, Maine and a Senior Advisor at the U.S. Chamber of Commerce, where he also served as its Foundation President from October 2013 to February 2015. He is also currently a director of BorgWarner Inc. and Management and Training Corporation. Mr. McKernan also serves as the Chair of the BorgWarner Foundation. Mr. McKernan is the former Chairman of Education Management Corporation, a provider of post-secondary education in North America, where he served as Chief Executive Officer from September 2003 until February 2007 and as a director until 2015. Mr. McKernan is currently Chairman of the Board of Directors of The Foundation for Maine’s Community Colleges, a director of The American Action Forum and Achieve and served as Governor of the State of Maine from 1987 to 1995. Mr. McKernan brings to the Board superior leadership capabilities, knowledge of the legal and legislative processes and significant prior experience as a director.

Brian A. Napack

Director Since June 2016    •    Age: 55    •    Committees: Audit Committee; and Compensation Committee

Brian A. Napack has served as a member of the Board since June 2016. Mr. Napack is Senior Advisor at Providence Equity (“Providence”), a private equity firm specializing in media, education, information and communications. Prior to joining Providence in 2012, he was President of global publisher Macmillan. Previously, Mr. Napack was a partner at L.E.K. Consulting where he served clients in the media, entertainment, publishing, and education sectors. Mr. Napack was the founder and Chief Executive Officer of ThinkBox Inc., an education company, and prior to that he was a co-founder of Disney Interactive and founded Disney Educational Publishing at The Walt Disney Company. Mr. Napack has also held senior roles at Simon & Schuster and at A.T. Kearney, Inc. He currently serves on the boards of Blackboard, Ascend Learning, Burning Glass Technologies, Recorded Books, Ingram Industries, Synergis and Zero to Three, and also served on the board of Education Management Group from 2012 to 2015. Mr. Napack also served as a director at HotChalk from 2012 to 2014. Mr. Napack brings to the board a robust career in the education and media industries, as well as extensive operational experience.

E. Rogers Novak, Jr.

Director Since November 2012    •    Age: 68    •    Committees: Audit Committee; and Nominating, Ethics and Governance Committee

E. Rogers Novak, Jr. has served as a member of the Board since November 2012. He is a founder and managing member of Novak Biddle Venture Partners, an early-stage venture fund focused on investment opportunities in education, security, big data analytics and business-to-business-to-consumer businesses. Mr. Novak formerly served as Lead Director of Blackboard Inc., which was acquired by Providence Equity Partners. Mr. Novak currently serves on several private company boards and was a member of the External Relations Council for the Department of Homeland Security’s “Predict” Project. He also serves on the Board of Trustees for Kenyon College where he sits on the Budget, Financial and Audit Committee and the Student Affairs Committee. From 2008 to 2011, Mr. Novak held a seat on the Board of the National Venture Capital Association and was their Treasurer and a member of their Executive Committee from 2009 to 2011. Mr. Novak’s significant prior experience as a director, especially in the education technology sector, renders him a valuable member of the Board.

Tracey D. Weber

Director Since July 2016    •    Age: 50    •    Committees: Compensation Committee; and Nominating, Ethics and Governance Committee

Tracey D. Weber has served as a member of the Board since July 2016. She is the Chief Client Officer and Vice President of Transformation for IBM’s Watson Customer Engagement business unit. Until April of 2016, Ms. Weber was a Strategic Advisor for innovative online shopping destination Gilt Groupe, where she formerly served as President from February 2015 to February 2016 and Chief Operating Officer from September 2013 to February 2015. She served as Managing Director, North America Internet and Mobile and Global Product at Citibank, NA, a multinational financial services corporation, from 2010 to 2013. Ms. Weber has also previously served as Executive Vice President of Barnes & Noble, Inc.’s textbooks and digital education division and has held several leadership positions at Travelocity.com. From July 2013 to March 2016, she served on the board of International Game Technology. Ms. Weber’s leadership roles across a variety of consumer industries and extensive digital operations experience enables her to provide the Company with valuable guidance.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

EXECUTIVE OFFICERS

The executive officers for the Company as of March 29, 2017 are set forth below:

Name	Age	Position
L. Gordon Crovitz	58	Interim President, Chief Executive Officer and Director
Joseph P. Abbott, Jr.	40	Chief Financial Officer
William F. Bayers	62	Executive Vice President, Secretary and General Counsel
Mary J. Cullinane	49	Chief Content Officer and Executive Vice President, Product Planning, Development and Marketing
Lee R. Ramsayer	52	Executive Vice President, Global Sales
Brook M. Colangelo	39	Executive Vice President and Chief Technology Officer
Ellen Archer	54	President, Houghton Mifflin Harcourt Trade Publishing

Set forth below is certain additional information concerning the Company’s executive officers, including their respective positions with the Company and prior business experience (other than Mr. Crovitz, for whom such information is provided above under the caption “Proposal 1: Election of Directors”).

Joseph P. Abbott, Jr.

Executive Vice President and Chief Financial Officer

Joseph P. Abbott, Jr. joined the Company in March 2016 as Executive Vice President and Chief Financial Officer. From 2012 to 2016, Mr. Abbott was an Executive Director in the Media and Communications Investment Banking Group at Morgan Stanley, where he held various roles since 2005. At Morgan Stanley, Mr. Abbott led a team that advised educational publishing and information services companies (and their stakeholders) on all aspects relating to mergers and acquisitions, financings and other major strategic transactions. Prior to joining Morgan Stanley, Mr. Abbott served as an officer in the United States Navy.

Ellen Archer

President, Houghton Mifflin Harcourt Trade Publishing

Ellen Archer joined the Company as President of our Trade Publishing Group in December 2015, with responsibility for driving the strategic growth and expansion of the Company’s consumer publishing business. Previously, Ms. Archer was a Founding Partner of Path2, LLC, a consulting firm focused on advising for-profit and not-for-profit businesses on business development, strategy and execution. From 2014 to 2015, she also held a role as Managing Director of Golden Seeds, a consulting firm focused on providing strategic business guidance to early-stage women-led digital businesses. From 1999 to 2014, Ms. Archer held various roles within Disney/ABC Media Networks, including Head of East Coast Development for ABC Entertainment from 2013 to 2014 and President and Publisher of Hyperion Books, then a division of the Walt Disney Company, from 2008 to 2013. Ms. Archer currently serves as the Vice President of Development of the Foundation Board of New York Women in Communications and is a member of the Executive Committee of the Media Council of Springboard Enterprises.

William F. Bayers

Executive Vice President, Secretary and General Counsel

William F. Bayers joined the Company in May 2007 as Senior Vice President, Secretary and General Counsel and was made Executive Vice President, Secretary and General Counsel in March 2008. Previously, he served as Vice President and General Counsel of Harcourt Education Group. Mr. Bayers oversees all legal, regulatory and corporate matters for the Company.

Brook M. Colangelo

Executive Vice President and Chief Technology Officer

Brook M. Colangelo became Executive Vice President and Chief Technology Officer in May 2014. He joined the Company as Senior Vice President and Chief Information Officer in January 2013 from the White House, where he held the role of Chief Information Officer since 2009. Mr. Colangelo joined the White House team in 2008 to spearhead the Obama-Biden transition project. Prior to that, he held several senior IT leadership roles, including within the Democratic National Convention Committee, The American Red Cross’ Hurricane Recovery Program and QRS Newmedia.

Mary J. Cullinane

Chief Content Officer and Executive Vice President, Product Planning, Development and Marketing

Mary J. Cullinane joined the Company in February 2012. As Chief Content Officer and Executive Vice President, Product Planning, Development and Marketing , Ms. Cullinane oversees the overall product strategy and development of next generation content and applications. Previously, Ms. Cullinane served an 11-year career at Microsoft, most recently serving as their Worldwide Senior Director, Innovation and Education Policy. At Microsoft, she focused on driving innovative programs and initiatives including National Program Manager of the Anytime Anywhere Learning, architect of the Philadelphia School of the Future, and National Manager of Microsoft’s K–12 marketing, programs and strategic investments. Prior to that, Ms. Cullinane was an educator for 10 years at a regional high school in the state of New Jersey. Ms. Cullinane currently serves on the board of trustees of the Boston Children’s Museum.

Lee R. Ramsayer

Executive Vice President, Global Sales

Before joining the Company in February 2012, Lee R. Ramsayer served as Senior Vice President of Sales for Monster Worldwide, Inc.’s Government Solutions sector. Prior to his role at Monster, Mr. Ramsayer served as Manager, Government Sales and Consulting Services for Microsoft from January 2004 to February 2005.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the Company’s 2016 executive compensation program and compensation of our Chief Executive Officer and Chief Financial Officer (and all individuals serving in such roles during the year) as well as our three other most highly compensated executive officers (our “our named executive officers”), who for 2016 include:

Name	Title
L. Gordon Crovitz*	Interim President and Chief Executive Officer
Joseph P. Abbott, Jr**.	Executive Vice President and Chief Financial Officer
Ellen Archer	President, Houghton Mifflin Harcourt Trade Publishing
Mary J. Cullinane	Chief Content Officer and Executive Vice President, Product Planning, Development and Marketing
Lee R. Ramsayer	Executive Vice President, Global Sales
Linda K. Zecher*	Former President and Chief Executive Officer
Eric L. Shuman**	Former Executive Vice President and Chief Financial Officer

*	Mr. Crovitz was appointed to serve as our President and Chief Executive Officer on an interim basis effective September 22, 2016 upon Ms. Zecher’s ceasing to serve as our President and Chief Executive Officer.
**	Mr. Abbott was appointed to serve as our Executive Vice President and Chief Financial Officer effective March 14, 2016 at which time Mr. Shuman, who had served as our as Executive Vice President and Chief Financial Officer until such date, transitioned to the role of Senior Advisor, serving in such capacity through July 1, 2016.

 Executive Summary

Overview

We are a global learning company dedicated to changing people’s lives by fostering passionate, curious learners and are organized along two reportable segments: Education and Trade Publishing.

Through our Education segment, HMH is a leading provider of pre-K-12 education content, services and cutting-edge technology solutions across a variety of media. This segment represents approximately 88% of our annual consolidated net sales. The K-12 education market is (i) highly cyclical — aligning with pre-determined state schedules for the adoption of new instructional materials — in which there are peaks and troughs and (ii) dependent in part on federal, state and local education funding, which in turn is dependent in part on the robustness of federal, state and local finances and funding levels allocated to such materials. Changes in the adoption schedule, educational funding and our share of the K-12 education market, among other things, can have a material adverse effect on our business and our financial and operational performance.

Our Trade Publishing segment, which dates back to 1832, is a provider of award-winning children’s books, novels, non-fiction and reference titles across a variety of media enjoyed by readers throughout the world and represents approximately 12% of our annual consolidated net sales. The Trade Publishing market is (i) generally a hits driven business for front-list titles and (ii) dependent in part on movie- and other current event-tie-ins for back-list titles. Changes in public interests, length of time on best seller’s and reader’s choice lists as well as current tie-ins, among other things, can have a material adverse effect on our Trade Publishing business.

Fiscal Year 2016 Challenges and Transition

Overall, 2016 proved to be a year of challenge and transition for the Company. As a trough year for the K-12 education market cycle, 2016 was an investment year — both in terms of content development as well as in infrastructure in advance of large upcoming adoption schedules and leading into what we project to be peak years for the Education segment. It was also a year of uneven execution and leadership change and transition.

Financial and Operating Performance and Business Highlights for 2016

Our 2016 financial performance was adversely impacted by certain challenges and increased costs facing our business compared to 2015, arising from — among other things — a smaller adoption market for K-12 instructional materials, along with a lower market share and increased expenses with respect to the educational technology and services business (“EdTech”), which we acquired in May 2015, relating to the full year impact of infrastructure costs of the business and costs associated with its integration.

Our performance in 2016 with respect to important Company financial measures (from which the financial performance metrics used in our 2016 short- and long-term incentive plans are derived) was as follows on a consolidated basis:

•	Net sales for the full year of $1,373 million were down $43 million, or 3.1%, from $1,416 million in 2015.

•	Billings, which reflects our net sales taking into account the change in deferred revenue (“Billings”), decreased 8.4% from $1,541 million in 2015 to $1,410 million in 2016.

•	Net loss increased to $285 million, compared to $134 million in 2015.

•	Adjusted EBITDA, which is our earnings before interest, taxes, depreciation and amortization as well as certain non-cash and non-recurring charges (“Adjusted EBITDA”)[1], for 2016 was $183 million, down from $235 million in 2015 or 22% lower.

•	Pre-publication costs (“Plate Spend”) for 2016 was $124 compared to $104 for 2015.

•	Adjusted cash EBITDA (post plate) for 2016, which is our Adjusted EBITDA adjusted for the change in deferred revenue and additions to pre-publication costs (plate spend) (“Adjusted Cash EBITDA (post plate)”), decreased $159 million, or 62%, to $97 million in 2016 compared to $256 million in 2015.

•	We repurchased 2.9 million shares under our share repurchase program.

Further, our Education segment net sales for 2016 decreased $44 million, or 3.5%, to $1,207 million from $1,251 million in 2015 and our Trade Publishing segment increased net sales by $1 million from $165 million in 2015 to $166 million in 2016.

Notable operating achievements in 2016 (beyond important Company financial measures) were as follows:

•	Our share of the education market that we address was 39% for 2016, slightly lower than 40% market share in 2015, or 42% on a pro forma basis including the EdTech business for the full year – enabling us to maintain our leadership position with respect thereto.

•	We integrated the EdTech business from an infrastructure perspective into the Company.

•	Our Heinemann business delivered its 11th consecutive year of net sales growth.

•	We launched new core curriculum programs (i) HMH Science Dimensions, the first K-12 program created specifically to meet the next generation science standards, and (ii) HMH Social Studies, a comprehensive 6-12 program built from the ground up to incorporate learning tools, digital content and cross-functionality across devices.

•	We launched our new all-in-one digital platform, “Ed: your friend in learning,” that is critical to the development and launch of our new core curriculum programs as it enables students and teachers to experience our content through a single portal and will be able to leverage adaptive technology and analytics.

1	Adjusted EBITDA and Adjusted Cash EBITDA (post-plate) referred to herein are not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). For a reconciliation of these financial measures to the most directly comparable GAAP financial measures and insight into how these Non-GAAP measures are considered by management, please see Annex A. We urge stockholders to read the Annual Report on Form 10-K for the year ended December 31, 2016, which describes our businesses and 2016 financial and operating performance and drivers thereof in greater detail.

Leadership and Organizational Design Transition

Commencing in 2015 and continuing through 2016, we had a number of leadership transitions and changes, the most significant of which were as follows:

•	Chief Executive Officer Transition — Mr. Crovitz, who has served as a member of our Board since August 2012, was appointed to serve as our President and Chief Executive Officer on an interim basis on September 22, 2016 upon the cessation of Ms. Zecher’s employment as our President and CEO on that date. Shortly thereafter, our Board constituted a CEO search committee to identify and hire a new CEO and on February 15, 2017 the Company announced the selection of John J. Lynch Jr. to assume the role of our new President and Chief Executive Officer.

•	Chief Financial Officer Transition — Mr. Abbott was appointed as our Chief Financial Officer on March 14, 2016, replacing Mr. Shuman, who transitioned to our Senior Advisor on that date and served in that capacity through July 1, 2016 to help ensure a smooth transition.

•	Trade Publishing President Transition — Ms. Archer was appointed as our President of Houghton Mifflin Harcourt Trade Publishing on December 5, 2015, replacing Gary Gentel who transitioned to our Senior Advisor on that date and served in that capacity through July 27, 2016 to help ensure a smooth transition.

Further, in late 2016 we started working with a third party consultant to review our operating model and organizational design in order to improve our operational efficiency, better focus on the needs of our customers and right-size our cost structure to further support growth initiatives, enhance competitiveness and create long-term shareholder value.

Executive Compensation Decision Highlights for 2016

Highlights of the Compensation Committee’s key executive and other compensation decisions for 2016 include the following:

2016 Annual Cash Incentive Plan (“2016 Bonus Plan”) Awards

No bonus award payout based on the financial objectives-based portion of our 2016 Bonus Plan for four of the named executive officers; total bonus award payouts for these executive officers equal to 10% of their target awards based on achievement of their individual objectives.

Annual bonus award payout for Ms. Archer equal to 46% of her target award based on the Company’s performance relative to its Trade Publishing Billings objectives and achievement of her individual objectives under our 2016 Bonus Plan.

No bonuses were awarded to our former President and CEO and former Chief Financial Officer under the 2016 Bonus Plan.

•	As a result of the Company’s below threshold performance with respect to our Consumer Billings, consolidated Billings and consolidated Adjusted Cash EBITDA (post-plate) financial metrics in 2016, no payout was made in respect of the Company’s consolidated financial metric-based portion of the 2016 Bonus Plan for our executives.

•	Based on the accomplishments against their respective individual performance goals for the year, each under the 2016 Bonus Plan, the Compensation Committee approved 2016 annual bonuses for Mr. Abbott, Ms. Cullinane and Mr. Ramsayer solely in respect of the individual objectives-based portion of the plan in amounts equal to 10% of their respective target bonus under the plan, pro-rated as applicable; and determined that no payout would be made to Mr. Shuman and Ms. Zecher.

•

As a result of the Company’s solid 2016 performance relative to its Trade Publishing Billings target and our President, Houghton Mifflin Harcourt Trade Publishing’s accomplishments of individual performance goals for the year, the Compensation Committee approved a 2016 annual bonus for

Ms. Archer, our only named executive officer subject to the Trade Publishing Billings metric, in an amount equal to approximately 46% of her target bonus under the plan.

Design Changes for 2016 Long-Term Equity Incentive Plan (“2016 LTIP”)

The 2016 LTIP equity awards were comprised of 60% performance-based RSUs and 40% time-based RSUs.

The 2016 LTIP performance-based equity award design was modified for 2016 to include relative total shareholder return (“TSR”) for 50% of the award’s performance metric and maintained three-year consolidated Billings for the other 50% of the award’s performance metric.

•	In order to further align executive and other key employee long-term incentive compensation with the Company’s financial performance objectives, value creation and the long-term interests of our stockholders, in approving the 2016 LTIP the Compensation Committee replaced the Adjusted Cash EBITDA (post plate) metric included in our 2015 long-term incentive plan with our three-year cumulative TSR relative to that of the other companies on the Russell 2000 Index. The Compensation Committee maintained our other performance metric of our three-year cumulative consolidated Billings as well as the overall structure of the prior year plan, including the weighting between performance-based equity awards (60%) which vest (if at all) based on achievement of pre-established three year cumulative performance metrics and time-based equity awards (40%).

2016 Executive Transition — Multi-Year Retention Bonus
After the CEO leadership transition and a careful evaluation of the retentive value of our executives’ long-term incentive awards, the Compensation Committee awarded a multi-year cash retention bonus to three of our named executive officers.

•	In order to help address the immediate retention risk with respect to our executives and other key employees following a series of leadership changes at the Company, in connection with the cessation of Ms. Zecher’s employment as our President and CEO on September 22, 2016 and the appointment of Mr. Crovitz, a member of the Board, to serve in such role on an interim basis, our Board (as recommended by the Compensation Committee) approved a special multi-year cash retention bonus of $500,000 for each of Mr. Abbott, Ms. Cullinane and Mr. Ramsayer as part of a broader retention program to provide stability during the transition period. The bonus is payable in two equal installments on each of September 22, 2017 and September 22, 2018, generally subject to continued employment on each such payment date.

Looking Forward to Fiscal 2017

2017 Executive Compensation Program Changes

The Company adopted a robust executive Clawback Policy for incentive compensation.

The annual cash incentive plan for annual short-term incentive plan for 2017 (the “2017 Bonus Plan”) performance-metric design was modified to separately focus on consolidated Adjusted Cash EBITDA and Plate Spend, while maintaining its existing focus on consolidated Billings.

No salary increases for our named executive officers were approved for 2017.

•	In order to help promote executive leadership and accountability for the long-term success of the Company, in February 2017 our Board (as recommended by the Compensation Committee) approved a Clawback Policy that allows us to recoup certain incentive compensation of certain of our current and former executives if erroneously awarded, earned or vested based on the achievement of financial results that were subsequently the subject of a restatement. While any such recoupment is not limited to individuals engaged in misconduct, any such misconduct may be taken into account by the Compensation Committee under its discretionary powers under the policy.

•	In order to better align executive and other key employee annual incentive compensation with the Company’s financial performance objectives, value creation and the long-term interests of our stockholders while ensuring appropriate financial metrics and targets against which the Company’s performance would be measured, in February 2017 the Compensation Committee approved two notable changes to financial metrics under the 2017 Bonus Plan, generally maintaining the overall structure of the prior year plan. The first change was to split the consolidated Adjusted Cash EBITDA (post plate) metric that had been weighted 45% of the financial metric portion of our 2016 Bonus Plan into two components (i) consolidated Adjusted Cash EBITDA metric and (ii) consolidated Plate Spend metric, with 30% and 15% weightings respectively. The second change was to combine the 12.5% weighted Consumer Billings metric with our 32.5% weighted consolidated Billings metric under the prior year plan into one consolidated Billings metric with 45% weighting.

•	In light of the Company’s performance in 2016 and the Company’s overall limited budget for merit salary increases, in February 2017 the Compensation Committee determined not to provide any merit increases for executives and other key employees for 2017.

Summary of Sound Governance Features of Our Compensation Programs

Our compensation programs, practices and policies are reviewed by the Compensation Committee, and as applicable the Board, on an ongoing basis and are subject to change from time to time. Our executive compensation philosophy is focused on pay for performance and is designed to reflect appropriate governance practices aligned with the needs of our business. Listed below are some of the Company’s key practices and policies, which were adopted to drive performance and to align the interests of our executives and other key employees with those of our stockholders.

What We Do

✓	Use Mix of Fixed and Variable Compensation, with Emphasis on Variable Compensation: Our variable compensation includes our annual cash bonus and long-term equity incentives, the ultimate value of which reflects, as applicable, contribution to and performance of our short- and long-term operational and financial performance, individual performance as well as the performance of our stock price.

•	With respect to the five named executive officers serving at the commencement of fiscal year 2016[2], variable compensation comprised 83% of Ms. Zecher’s target total direct compensation (“TDC”) for her role as our President and CEO and 72% on average of our other named executive officers’ target TDC, with fixed compensation in the form of base salary making up the remainder.

✓	Use Mix of Short- and Long-term Incentive Compensation, with an Emphasis on Long-Term Incentive Compensation: Our long-term incentive compensation includes a mix of time- and performance-based restricted stock units (“RSUs”) and, from time to time, stock options that vest over multi-year periods.

•	With respect to the five named executive officers serving at the commencement of fiscal year 2016, long-term incentive compensation comprised 61% of Ms. Zecher’s target variable compensation component of her TDC for her role as our President and CEO and 45% on average of our other named executive officers’ target variable compensation component of their TDC, with short-term incentive compensation comprising 39% for Ms. Zecher as our President and CEO and 55% on average for such other named executive officers.

✓	Work with an Independent Executive Compensation Consultant: Our Compensation Committee works with F.W. Cook, an independent executive compensation consulting firm that reports directly to the Compensation Committee.

2	In order to more effectively reflect the value of the TDC opportunity for our named executive officers as considered by our Compensation Committee for 2016, we have not included information with respect to Messrs. Crovitz and Abbott due to Mr. Crovitz’ interim status as an executive with the Company and ineligibility to participate in the Company’s 2016 Bonus Plan or 2016 LTIP and Mr. Abbott’s ineligibility to participate in the Company’s 2016 LTIP due to his March 14, 2016 start date.

✓	Mitigate Undue Risk: Our compensation plans and programs have provisions to help mitigate undue risk, including use of multiple metrics and performance periods, reasonable payout curves and payout caps.

✓	Clawback Policy: Our Clawback Policy allows us to recoup excess incentive compensation of certain of our current and former executives if erroneously awarded, earned or vested based on or after the effective date of the policy (February 17, 2017) on the achievement of financial results that were subsequently the subject of a restatement. In addition, our incentive compensation awards under our 2012 Management Incentive Plan (“2012 MIP”) and 2015 Omnibus Incentive Plan (“2015 OIP”) are subject to clawback and/or forfeiture in the event that recoupment is required by Company policy and/or applicable law.

✓	Maintain Stock Ownership Policy: Our Stock Ownership Policy for executive officers and other key employees and the Company’s non-employee directors, effective as of March 2015, requires each covered person to hold a minimum ownership interest in the Company within a specified period of time equal to a multiple of annual base salary (or annual cash retainer, in the case of non-employee directors), of 5x (for the CEO), 4x (for the CFO) and 3x (for each other covered person).

✓	Maintain Share Repurchase Program: Our share repurchase program offsets some of the dilutive impact of future equity awards and employee stock purchases under the Employee Stock Purchase Plan.

What We Don’t Do

✗	No Excise Tax Gross-Ups: We do not provide “gross-ups” for any taxes imposed on an executive in connection with change in control payments pursuant to Section 4999 (“golden parachute taxes”) or with respect to nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

✗	No Pensions or Supplemental Executive Retirement Plans: Our executive officers and other key employees are not provided with pension or supplemental executive retirement plans.

✗	No Single Trigger Equity Acceleration: We do not provide “single-trigger” equity vesting upon a change of control of the Company where the acquiring or successor company assumes or substitutes our outstanding equity awards, except with respect to one tranche of unvested certain stock options granted in 2013 under the 2012 MIP.

✗	No Repricing or Cash Buyouts of Underwater Stock Options without Stockholder Approval: Our 2015 OIP prohibits lowering the exercise price of any outstanding stock options or the buyout of underwater options without stockholder approval.

✗	No Discounted Stock Options: Our 2015 OIP requires the exercise price of our stock options to be no less than 100% of the fair market value of our common stock on the date of grant.

✗	No Dividend Equivalents Paid on Unearned Performance Awards: The performance-based restricted stock issued to our executives and other key employees pursuant to our 2015 OIP only provide the right to receive dividend equivalents when, as and if, such awards are settled.

✗	No Unauthorized Hedging or Pledging: Our Securities Trading Policy generally prohibits, among other things, our directors and executive officers (and other key employees) from hedging the economic risk associated with the ownership of our common stock and pledging our common stock after the date the policy was adopted. None of our directors or executive officers is engaged in any hedging or pledging transaction involving shares of our common stock.

Advisory Vote on Fiscal Year 2015 Named Executive Officer Compensation

At our 2016 Annual Meeting of Stockholders, on an advisory basis our stockholders approved the compensation of our named executive officers for fiscal 2015 with 99% of the shares represented in person or by proxy and entitled to vote voting in favor. Given this strong support, the Compensation Committee determined to keep a similar overall compensation structure, but in connection with its review of our compensation programs implemented certain changes to further support our human resource strategies, compensation philosophy and operational and financial goals.

How We Determine Executive Compensation

Executive Compensation Philosophy and Objectives

The goal of our compensation program for executive officers and other key employees is the same as that for the entire Company, which is to foster compensation policies and practices that attract, engage, motivate and retain high caliber talent by offering a competitive pay and benefits program. We are committed to a total compensation philosophy and structure that:

•	Provides flexibility in responding to market factors;

•	Recognizes and rewards superior performance;

•	Aligns our management’s interests with those of our long-term stockholders;

•	Attracts highly skilled, experienced and capable employees; and

•	Is fair and fiscally responsible.

The Process of Setting Executive Compensation

Generally, the Compensation Committee (in coordination with the Board with respect to the CEO and in coordination with our CEO with respect to other executive officers and key employees), taking into account recommendations of its independent consultant: reviews and establishes performance objectives for executive officers and other key employees and evaluates their performance against such objectives; determines their salary levels; determines their annual bonus payments based on achievement of pre-established financial performance objectives under the annual bonus plan and their pre-established individual performance objectives; considers and approves grants of equity incentive compensation to our executive officers and other key employees. The Compensation Committee also considers the appropriateness of the financial metrics used in our incentive plans and programs and the degree of difficulty in achieving specific performance targets, and engages in an active dialogue with our CEO with respect thereto. The Compensation Committee makes final decisions with respect to compensation for our named executive officers other than the CEO, and makes recommendations to the Board with respect to the CEO’s compensation, with the Board making the final determination.

In making compensation decisions, the Compensation Committee considers, among other things, the following:

•	Company Performance: The Compensation Committee approves the targets under the incentive programs, reviews the Company’s operational and financial performance and approves the achievement of its pre-established goals for the relevant performance period.

•	Executive Performance: The Compensation Committee evaluates an executive’s performance for the year, including with respect to their leadership, responsibilities and contribution to the Company’s performance. The relative importance of any one factor may vary among the Company’s named executive officers depending on, among other things, their relative roles and responsibilities.

•	Recommendations of the CEO: The Compensation Committee considers the recommendations of our CEO, who reviews performance objectives and assesses the performance of the named executive officers (other than herself or himself), with respect to proposed adjustments to their base salary and other elements of their compensation.

•	Internal Pay Equity: The Compensation Committee in approving adjustments in base salary and other elements of named executive officer compensation (and the CEO in making recommendations) considers internal pay equity in light of their relative roles and responsibilities.

•

Market Data: With the assistance of its independent compensation consultant, the Compensation Committee (and the CEO in making recommendations) considers competitive market data prepared by the Compensation Committee’s independent consultant as a point of reference in determining compensation levels for the named executive officers and in reviewing compensation program design and governance features. While the Compensation Committee generally views a range around market median as representative of competitive market practice (with a focus on total direct compensation opportunity), it does not adhere to rigid formulas when determining the amount and mix of compensation elements.

Management’s Role in the Compensation-Setting Process

Generally, our CEO plays a significant role in the compensation-setting process for other executive officers and certain other key employees. Such role includes reviewing and recommending performance objectives for the other executive officers and key employees and, in coordination with our Chief People Officer, evaluating their performance against such objectives; reviewing competitive market compensation data prepared by the Compensation Committee’s independent consultant and recommending salary levels, bonus and equity award opportunities for the other executive officers and key employees. All such recommendations of our CEO are subject to Compensation Committee review, approval and adjustment.

Independent Compensation Consultant’s Role in the Compensation-Setting Process

Since January 2011, the Compensation Committee has engaged F.W. Cook as its independent compensation consultant. F.W. Cook advises the Compensation Committee on a variety of matters relating to fulfillment of the committee’s responsibilities under its charter, including with respect to executive compensation and compensation program design and governance features. As an advisor to the Compensation Committee, F.W. Cook reviews management’s proposals and documentation in support of the Committee, reviews the Company’s peer group, provides competitive market data on executive compensation levels and compensation program design and governance features, informs the Compensation Committee of developing trends and regulatory considerations affecting executive compensation and provides general advice in support of compensation decisions pertaining to executive officers and other key employees.

Peer Group

The Compensation Committee utilizes a peer group to evaluate the competitiveness of executive compensation opportunities and benchmark the Company’s executive compensation levels, program design and governance features. The Compensation Committee aims to identify companies that are generally of comparable size (based on revenue and market capitalization) and are in the same or a similar industry focusing on publishing, educational content and now media with a greater emphasis towards the digital environment. In 2016, the Compensation Committee (as recommended by F.W. Cook) approved the same peer group as the prior year consisting of the following 17 companies:

Blackbaud Inc.	John Wiley & Sons Inc.	Pearson Plc.	TEGNA, Inc.
Bright Horizons Family Solutions Inc.	K12 Inc.	PTC Inc.	The E.W. Scripps Company
Electronic Arts Inc.	Meredith Corporation	Scholastic Corp.	The New York Times Company
Hasbro, Inc.	Nuance Communications Inc.	Take-Two Interactive Software, Inc.	Tyler Technologies, Inc.
Scripps Networks Interactive, Inc.

In addition to peer group data used for executive compensation benchmarking, for 2016 our Compensation Committee also considered broader technology industry survey data from Radford and general industry survey data that reflected the revenue scope and operational or functional responsibilities of a particular executive.

Elements of Fiscal 2016 Executive Compensation

Elements of the Company’s Executive Compensation Program

The Compensation Committee does not adhere to rigid formulas when determining the amount and mix of compensation elements. Compensation elements for executive officers and other key employees are reviewed and determined in order to optimize their respective contributions to the Company and reflect an evaluation of the compensation paid by the Company’s peer group to executives or other key employees having similar roles and operational or functional responsibilities. The Compensation Committee reviews both current pay and the opportunity for future compensation to achieve an appropriate mix between equity incentive awards and cash payments in order to meet its objectives. The mix of compensation elements is designed to reward recent results and motivate short- and long-term performance through a combination of cash and equity incentive awards.

Our executive compensation program consists of the following primary direct compensation elements:

Compensation Elements	Key Features	Objectives

Fixed Compensation
Base Salary	• Fixed annual cash income amount, paid at regular intervals	• Attract and retain talented and skilled employees by providing a competitive, fixed level of cash compensation

Variable Compensation
Short-Term Incentives – Annual Cash Bonus	• At risk, performance-based annual cash incentive opportunity	• Motivate and reward employees to achieve or exceed our current-year financial goals by providing variable, performance-based cash compensation earned based on achieving pre-established annual goals

Variable Compensation
Long-Term Incentives – Equity Awards	• At risk, equity incentive opportunity comprised of: ➢ Performance-based restricted stock and RSUs ➢ Time-based restricted stock and RSUs ➢ Stock options

•    Align employees’ interests with those of our stockholders and encourage executive decision-making that maximizes sustainable value creation over the long-term

➢     Performance-based restricted stock and RSUs provide value only to the extent that long-term performance objectives are met

➢     Time-based restricted stock and RSUs aid in retention of key employees in a highly competitive market for talent

➢     Stock options provide value only to the extent that our stock price increases over the grant price

Indirect Compensation
Employee Benefits	• Customary employee benefit programs, including medical and health benefits and 401(k) matching contribution • Customary executive-level benefits, including parking and relocation benefits

•    Enhance our competitiveness in the markets in which we compete for executive talent

•    Enhance our competitiveness in the markets in which we compete for executive talent

•    Attract and redeploy executive talent

Other Employment and Severance Arrangements	• Severance tied to a multiple of base salary and bonus

•    Attract and retain talented executives

•    Protect our interests through appropriate restrictive post-employment covenants, including non-competition and non-solicitation

•    Enable management to evaluate objectively any potential change in control transaction and provide for continuity of management through any potential change in control situation

Base Salary

In determining executive officer and other key employee base salary, the Compensation Committee generally considers, as applicable, their qualifications, experience and industry knowledge, the quality and effectiveness of their leadership at the Company, the scope of their responsibilities and future potential, the goals and objectives established for them, their past performance, internal pay equity, market data for the position, the Company’s merit increase budget and/or other factors as deemed appropriate. In addition, the Compensation Committee considers the other components of their compensation and the mix of performance-based pay to total compensation. The Compensation Committee does not apply any specific weighting to these factors.

Named Executive Officer Base Salaries for 2016

In connection with the Compensation Committee’s review of compensation levels for 2016 for our named executive officers, in February 2016 the committee approved salary increases for Ms. Cullinane and Mr. Ramsayer based on internal pay equity considerations in light of the expansion of their roles and responsibilities and to better align their salaries with similarly situated executives at companies in our peer group. In May 2016 the Compensation Committee approved additional salary increases for Ms. Cullinane and Mr. Ramsayer in light of further expansion of their roles and responsibilities in connection with the elimination of former executive-level Chief Marketing Officer position.

The annual base salaries of our named executive officers at December 31, 2016 and percentage increases from December 31, 2015 were as follows:

Named Executive Officer	Base Salary ($)	% Increase from 2015
L. Gordon Crovitz	935,000	N/A
Joseph P. Abbott, Jr.	520,000	N/A
Ellen Archer	400,000	0%
Mary J. Cullinane	500,000	25%
Lee R. Ramsayer	500,000	17.65%
Linda K. Zecher	935,000	0%
Eric L. Shuman	575,000	0%

In September 2016, Mr. Crovitz, a member of the Board, assumed the role of our President and Chief Executive Officer on an interim basis with an annual base salary of $935,000 pursuant to his letter agreement. In setting Mr. Crovitz’s base salary level, the Compensation Committee took into consideration, among other things, his experience, the salary of his predecessor and certain lost opportunity costs of Mr. Crovitz in assuming this critical role on an interim basis.

In March 2016, Mr. Abbott joined the Company as our Chief Financial Officer with an annual base salary of $520,000 pursuant to his offer letter and in December 2015, Ms. Archer joined the Company as our President of Houghton Mifflin Harcourt Trade Publishing with an annual base salary of $400,000 pursuant to her offer letter. In setting Mr. Abbott’s and Ms. Archer’s respective base salary levels, the Compensation Committee took into consideration, among other things, their levels of experience, internal pay equity, the salary of each of their predecessors and similarly situated executives at companies in our peer group.

Mr. Shuman, who had served as our as Executive Vice President and Chief Financial Officer until Mr. Abbott’s appointment, transitioned to the role of Senior Advisor at that time with a continued annual base salary of $575,000 pursuant to his employment agreement, as amended. In determining to continue Mr. Shuman’s base salary at the same level, the Compensation Committee considered, among other things, his experience, existing salary and other compensation required by his employment agreement as well as his important role in ensuring a seamless transition.

See “Employment Arrangements” for a summary description of the compensation arrangements for Messrs. Crovitz, Abbott and Shuman and Ms. Archer.

Short Term Incentives – Annual Cash Bonus

During 2013 and 2014, the Compensation Committee, with the assistance of F.W. Cook, undertook an in-depth review of the Company’s annual incentive plan design. Its primary objectives in making changes to the plan’s design were to continue to focus our executive officers and other key employees on driving Company performance to meet operational and financial goals and to utilize a more metric-based funding approach while retaining some discretion to continue to motivate and reward achievement of the pre-established individual objectives. Consistent with the 2014 and 2015 annual incentive plan objectives and designs, in February 2016 the Compensation Committee approved the 2016 Bonus Plan which, for the executive officers and other key employees, was based (i) 90% on the achievement of pre-established financial objectives and (ii) 10% on the achievement of pre-established individual objectives.

Named Executive Officer Annual Bonus Awards for 2016

For 2016, each of our named executive officers participating in the 2016 Bonus Plan had a specified target bonus award as a percentage of base salary, based on such executive’s position and level of responsibility, which are set forth below and were unchanged from their 2015 target bonus percentages:

Named Executive Officer	Bonus Target as a Percentage of Annualized Base Salary Paid in 2016
L. Gordon Crovitz*	N/A
Joseph P. Abbott, Jr.	100%
Ellen Archer	100%
Mary J. Cullinane	100%
Lee R. Ramsayer	100%
Linda K. Zecher	125%
Eric L. Shuman	100%

*	Mr. Crovitz was not eligible to participate in the Company’s 2016 Bonus Plan in light of his interim status as an executive of the Company.

Under the 2016 Bonus Plan, achievement of the financial performance metric-based portion of the total bonus opportunity for our named executive officers participating in the plan was determined as follows:

•	45% was based on the Company’s 2016 achievement of consolidated Adjusted Cash EBITDA (post-plate), compared to the target of $263 million; and

•	45% was based on the Company’s 2016 achievement of consolidated Billings and/or business unit Billings, compared to the respective targets therefor as follows:

➢	For executives subject to corporate financial metrics: (i) 32.5% on the Company’s 2016 achievement of consolidated Billings, compared to the target of $1,728 million and (ii) 12.5% on the Company’s 2016 achievement of Consumer Billings compared to the pre-established target.

➢	For executives subject to Trade Publishing financial metrics, 45% on the Company’s 2016 achievement of Trade Publishing Billings compared to the pre-established target.

The Company does not disclose the specific targets for business unit financial performance metrics as they are highly confidential. Disclosing such confidential information would provide competitors and other third parties with insight into the Company’s internal planning processes that may allow them to predict such business unit financial and operational strategies, which could cause competitive harm. The 2016 targets for our Consumer and

Trade Publishing business unit metrics were set at a level that the Compensation Committee believed would be reasonably difficult to achieve but within reach under the operating plan in the case of strong-to-superior performance.

Under the 2016 Bonus Plan, with respect to the 90% weighted financial performance-based portion of the plan no payout would be made in respect of a specific financial performance metric unless threshold performance (90%) for that metric was achieved. At threshold level performance, the bonus payout would be 60% of target with respect to that metric. If actual performance was at or above 110% of target, the bonus payout would be 140% of target with respect to that metric. Payout for achievement between 90% and 110% of target for that metric would be linearly interpolated. With respect to the remaining 10% weighted individual performance-based portion of the plan, pay-outs range from 0% to 200% of the targets therefor. As a result, there is no minimum bonus payout amount under the 2016 Bonus Plan, and the total maximum bonus payout under the plan would be 146% percent of the total target amount.

In 2016 (i) the Company’s consolidated Adjusted Cash EBITDA (post plate), consolidated Billings and Consumer Billings were below their threshold performance levels resulting in 0% payout under the Bonus Plan with respect to such metrics for executives subject to corporate financial metrics and (ii) the Company’s Trade Publishing Billings achieved approximately 95% of the target performance level resulting in a payout factor of 80.7% under the 2016 Bonus Plan with respect to that metric and, taking into account the below threshold performance level of the Company’s consolidated Adjusted Cash EBITDA (post-plate), resulting in total financial performance-based payout of 36.3% for executives subject to the Trade Publishing metric and other corporate financial metrics.

	Financial Achievement Objectives
	Consolidated Adj. Cash EBITDA (post plate)	Consolidated Billings	Consumer Billings	Trade Publishing Billings
Weightings
Corporate Executives	45%	32.50%	12.50%	N/A
Trade Publishing Executive	45%	N/A	N/A	45%
Results
Achievement	Below threshold	Below threshold	Below threshold	95%
Payout	0%	0%	0%	80.70%

After consideration of Mr. Crovitz’s review of the other named executive officers’ performance and the Company’s achievement in comparison to the financial targets set forth above, the Compensation Committee approved bonus awards for Mr. Abbott, Ms. Cullinane and Mr. Ramsayer in an amount equal to 10% of their target bonus opportunities for achievement of individual performance objectives and for Ms. Archer in an amount equal to approximately 46% of her target bonus opportunity for achievement of financial and individual performance objectives. The Committee determined to provide no bonus awards for Mr. Shuman and Ms. Zecher. Mr. Crovitz was not eligible to participate in our 2016 Bonus Plan although he received a prorated cash bonus equal to 125% of his annualized salary based on his service as our interim President and CEO, as described in more detail below.

The named executive officer actual bonus payout as a percentage of target bonus opportunity under the 2016 Bonus Plan is depicted below:

Named Executive Officer	Target Bonus Opportunity as a Percentage of Paid Base Salary	Actual Bonus as a Percentage of Target Bonus Opportunity
L. Gordon Crovitz	N/A	N/A
Joseph P. Abbott, Jr.(1)	100%	10%
Ellen Archer	100%	46.3%
Mary J. Cullinane	100%	10%
Lee R. Ramsayer	100%	10%
Linda K. Zecher	125%	0%
Eric L. Shuman	100%	0%

(1)	Mr. Abbott joined the Company as our Chief Financial Officer in March 2016, accordingly his annual bonus for 2016 was prorated for his time serving in such role.

In September 2016, Mr. Crovitz assumed the role of our President and Chief Executive Officer on an interim basis and was eligible to receive a cash bonus equal to 125% of his annual base salary pursuant to his letter agreement, prorated based on his actual time serving in such role. A portion of Mr. Crovitz’s bonus ($323,408) was paid on the date that annual bonuses were paid to our other executives, and the remaining prorated portion will be paid on the date he ceases to be our interim President and Chief Executive Officer in connection with the appointment of his successor. In setting Mr. Crovitz’s cash bonus amount, the Compensation Committee took into consideration, among other things, his experience, the target bonus opportunity of our former President and CEO and certain lost opportunity costs of Mr. Crovitz in assuming this critical role on an interim basis.

In March 2016, Mr. Abbott joined the Company as our Chief Financial Officer with a target annual incentive plan opportunity of 100% of his annual base salary pursuant to his offer letter. In December 2015, Ms. Archer joined the Company as our President of Houghton Mifflin Harcourt Trade Publishing with a target annual incentive plan opportunity of 100% of her annual base salary pursuant to her offer letter. In setting Mr. Abbott’s and Ms. Archer’s respective target bonus levels, the Compensation Committee took into consideration, among other things, their levels of experience, internal pay equity and the target bonus of each of their predecessors and similarly situated executives at companies in our peer group.

Special Multi-Year Retention Bonus Awards

In order to help address the immediate retention risk with respect to our executive and other key talent following a series of leadership changes at the Company, in connection with the cessation of Ms. Zecher’s employment as our President and Chief Executive Officer on September 22, 2016 and the appointment of Mr. Crovitz to serve in such role on an interim basis, our Board (as recommended by the Compensation Committee) approved a special one-time cash retention bonus award of $500,000 for each of Mr. Abbott, Ms. Cullinane and Mr. Ramsayer as part of a broader retention program to provide stability during the transition period. Such retention bonuses are payable in two equal installments on each of September 22, 2017 and September 22, 2018, subject to continued employment on each such payment date unless the executive’s employment is terminated by the Company without Cause (as defined in the ELT Severance Plan), in which case the executive would remain eligible to receive the outstanding payment. As Ms. Archer only commenced employment with us in December 2015, the Board (as recommended by the Compensation Committee) determined that a retention bonus award was not required to address retention risk through our leadership transition.

Long-Term Incentives – Equity Awards

In determining executive officer and other key employee long-term incentive opportunity, the Compensation Committee generally considers, as applicable, their qualifications, experience and industry knowledge, the quality and effectiveness of his or her leadership at the Company, the scope of his or her responsibilities and future potential, the goals and objectives established for them, their past performance, internal pay equity, market data for the position and/or other factors as deemed appropriate. In addition, the Compensation Committee considers the other components of their compensation and the mix of performance-based pay to total direct compensation. The Compensation Committee does not apply any specific weighting to these factors.

Named Executive Officer Long-Term Incentive Plan Awards for 2016

During 2014 and 2015, the Compensation Committee, with the assistance of F.W. Cook, performed an in-depth review of the design of the Company’s long-term incentives. In order to further align executive and other key employee incentive compensation with Company financial performance objectives, value creation and long-term shareholder value, our Compensation Committee approved the 2016 LTIP for our executive officers and other key employees, with:

•	60% of the equity incentive award of RSUs subject to performance-based vesting (“performance-based RSUs”), which vest (if at all) based on the achievement of (i) three-year cumulative performance targets for consolidated Billings with 50% weighting and (ii) our three-year cumulative TSR relative to that of the other companies in the Russell 2000 Index with 50% weighting, generally subject to continued employment; and

•	40% of the equity incentive award of RSUs subject to time-based vesting (“time-based RSUs”), which vest ratably over three years subject to continued employment.

In approving the 2016 LTIP, the Compensation Committee generally maintained the overall structure of the prior year plan, including the weighting between performance-based equity awards and time-based awards, but replaced the Adjusted Cash EBITDA (post plate) metric included in our prior year plan with our three-year cumulative TSR in order to further align executive and other key employee incentive compensation with the Company’s value creation and long-term interests of our stockholders.

Under the 2016 LTIP, vesting with respect to the performance-based RSUs is as follows:

•	The number of performance-based RSUs as to which vest based on the three-year cumulative consolidated Billings performance criteria ranges from 0% to 150%. No payout (vesting) would be made in respect of such performance metric unless threshold performance (80%) for that metric is achieved. Payout for achievement between 80% and 100% and between 100% and 110% for that metric would be linearly interpolated between the applicable achievement levels.

•

The number of performance-based RSUs as to which vest based on the three-year cumulative consolidated TSR performance criteria can ranges from 0% to 200%. No payout (vesting) would be made in respect of such performance metric unless threshold performance (30th percentile) for that metric is achieved. Payout for achievement between 30th percentile and 50th percentile, 50th percentile and 75th percentile and between 75th percentile and 90th percentile for that metric would be linearly interpolated between the applicable achievement levels.

3-Year Cumulative Consolidated Billings		3-Year Cumulative TSR
Achievement Percentage (%)	Payout Percentage (%)	Percentile Ranking (Percentile)	Payout Percentage (%)
110 and Above	150	90th and Above	200
100	100	75th	150
80	50	50th	100
Below 80	0	30th	50
		Below 30th	0

In February 2016, our Compensation Committee approved grants of time- and performance-based RSUs under the 2016 LTIP to the named executive officers participating in such plan as follows:

Named Executive Officer	Shares subject to Time-Based RSUs (#)	Shares subject to Performance-Based RSUs at Target Billings Performance (#)(1)	Shares subject to Performance-Based RSUs at Target TSR Performance (#)(1)	Aggregate Fair Value on the Date of Grant ($)(2)
L. Gordon Crovitz*	N/A	N/A	N/A	N/A
Joseph P. Abbott, Jr.*	N/A	N/A	N/A	N/A
Ellen Archer(3)	12,264	4,088	3,163	400,000
Mary J. Cullinane	18,396	13,797	10,676	900,000
Lee R. Ramsayer	18,396	13,797	10,676	900,000
Linda K. Zecher (4)	66,428	49,821	38,553	3,250,000
Eric L. Shuman (5)	22,483	16,863	13,049	1,100,000

*	Mr. Crovitz was not eligible to participate in the Company’s 2016 LTIP in light of his interim status as an executive of the Company and Mr. Abbott was not eligible to participate in the 2016 LTIP light of having commenced employment with the Company after the long-term incentive awards were approved and granted thereunder.

(1)	The RSUs in this column have performance-based vesting conditions in addition to service-based vesting conditions and are disclosed at the target number of shares subject to the RSUs based on achievement of target level performance. The maximum number of shares that could be delivered to the executive based on above-target level performance with respect to (i) the three-year cumulative Billings metric is equal to 150% of the target number of shares and (ii) the three-year cumulative TSR metric is equal to 200% of the target number of shares.

(2)	The grant date fair value of the (i) time-based RSUs and the portion of the performance-based RSUs tied to Billings is based on the closing price of our common stock of $19.57 on the date of grant (March 1, 2016) and (ii) the portion of the performance-based RSUs tied to TSR is based on a Monte Carlo value of $25.29 on the date of grant (March 1, 2016).

(3)	Pursuant to Ms. Archer’s offer letter, during her initial year of participating in the long-term incentive plan 60% of her equity incentive award would be subject to time-based vesting and 40% would be subject to performance-based vesting.

(4)	In connection with Ms. Zecher’s cessation of employment on September 22, 2016, pursuant to the Zecher Agreement and her 2016 LTIP award agreements: (i) 22,143 of the unvested time-based RSUs vested, (ii) 46,042 of the performance based RSUs remain eligible to vest based on actual performance, and (iii) 44,285 of the unvested time-based RSUs and 42,332 of the performance based RSUs were forfeited.

(5)	In connection with Mr. Shuman’s cessation of employment on July 1, 2016, he forfeited 100% of his 2016 LTIP award.

Named Executive Officer New Hire and Other Equity Awards

In September 2016, Mr. Crovitz assumed the role of our President and Chief Executive Officer on an interim basis. Pursuant to his offer letter he was granted a one-time equity award of 91,220 time-based RSUs having a fair market value of $935,000 on the date of grant (November 8, 2016), which vest upon the earlier of the first anniversary of the date of his appointment or the date on which he ceases to be our interim President and Chief

Executive Officer in connection with the appointment of his successor. In setting Mr. Crovitz’s equity award, the Compensation Committee took into consideration, among other things, his experience and certain lost opportunity costs of Mr. Crovitz in assuming this critical role on an interim basis.

In March 2016, Mr. Abbott joined the Company as our Chief Financial Officer. As his employment with us commenced subsequent to long-term incentive awards being approved and granted under the Company’s 2016 LTIP, pursuant to his offer letter Mr. Abbott will be eligible to receive future long-term incentive awards under the Company’s long-term incentive programs commencing in 2017. In addition, pursuant to his offer letter Mr. Abbott was granted a one-time new-hire equity award of (i) 26,925 time-based RSUs having a fair market value of $500,000 on the date of grant (May 9, 2016), which vest in three equal installments on each of the first three anniversaries of the date of grant, generally subject to continued employment and (ii) options to purchase 471,830 shares of Company common stock having a Black-Scholes value of $2,000,000 on the date of grant with a strike price per share of $18.57 reflecting the fair market value of the Company’s common stock on the date of grant (May 9, 2016), which vest in four equal installments on each of the first four anniversaries of the date of grant, generally subject to continued employment. In November 2016, in recognition of Mr. Abbott’s contributions to the Company and to retain his leadership in connection with Ms. Zecher ceasing to serve as our President and CEO, the Compensation Committee approved an amendment to such new hire equity awards to provide that in the event Mr. Abbott is involuntarily terminated by the Company other than for Cause (as defined in the 2015 OIP) by a successor to Ms. Zecher such new hire equity awards would vest in full and the stock option award would remain exercisable through December 31, 2020.

In December 2015, Ms. Archer joined the Company as our President of Houghton Mifflin Harcourt Trade Publishing with a 2016 LTIP target opportunity of $400,000 pursuant to her offer letter, with respect to which during her first year participating in the program, 60% of the equity incentive award would be subject to time-based vesting and 40% would be subject to performance-based vesting. In addition, pursuant to her offer letter she was granted a one-time new-hire equity award of 2,555 time-based RSUs having a fair market value of $50,000 on the date of grant (March 1, 2016), which vests in three equal installments on the first three anniversaries of the grant date, subject to continued employment.

In setting the new-hire award values for Mr. Abbott and Ms. Archer, the Compensation Committee took into consideration, among other things, their level of experience, market competitive levels to similarly situated executives, the desire to secure their services and provide an incentive to join the Company, and the appropriate level to align their interests with the long-term interests of our stockholders. See the “Grants of Plan-Based Awards For 2016” and “Outstanding Equity Awards at Fiscal Year-End 2016” tables for a more detailed description of each equity award granted to our named executive officers in 2016.

Employee and Certain Executive Level Benefits

Executive officers and other key employees participate in employee benefit plans generally available to all employees on the same terms, such as our medical and healthcare benefits and our 401(k) plan with a Company matching contribution. We may provide other special benefits that are typically available to executives in the competitive market, but only to the extent that such benefits are reasonable in cost, simple to administer and supportive of our overall business and human resource strategies. We provide our executive officers and other key employees with parking and certain of our executives with executive life insurance. In addition, we provide our executives and other key employees with relocation benefits similar to those provided to other eligible employees, but at an executive level, which benefits include, among other things, travel costs from existing residence, home finding trip, broker assistance, home sale assistance, new residence assistance, temporary living assistance, partner career assistance, reimbursement for transportation, moving expenses and other relocation expenses, in addition to a payment in an amount necessary to cover certain taxes associated with any imputed income arising from such reimbursements. While the company does not otherwise provide tax gross-ups for its executives, it provides a gross-up for relocation benefits for all employees, including our executives, as we believe that it is integral to our ability to attract key talent whose skills enhance the company’s competitive position. If an executive executives or other key employee departs voluntarily or is terminated for cause within two years following the date of his or her relocation, that executive or other key employee is required to repay such amounts to the Company, up to 100% if such departure is within the first year and on a monthly pro-rated basis if such departure is more than one year but less than two years after the date of relocation. These benefits are designed to enable us to enhance the overall competitiveness of our executive compensation program and support the attraction and retention of highly skilled executives and other key employees.

See the “Summary Compensation Table” for further details on the amounts of these benefits provided to our named executive officers in 2016.

Employment and Severance Arrangements and Change in Control Protection

Employment and Severance Arrangements

In 2013, the Company entered into employment agreements with Ms. Zecher and Mr. Shuman, our former President and CEO and former Chief Financial Officer, respectively, which agreements, among other things, provided for severance benefits upon termination without “cause” and for “good reason” (as such terms are defined in the respective agreements and, with respect to Mr. Shuman, as in effect prior to the amendment thereto). The payment of severance benefits under such agreements was subject to the Company’s receipt of a release of claims and continued compliance with post-employment restrictions to which the individual is subject. As discussed above, on September 22, 2016, Ms. Zecher ceased to be employed as the Company’s President and CEO and ceased providing service as a member of the Board and, in connection therewith, she received severance benefits in accordance with the Zecher Agreement (which is described below in “Potential Post-Employment Payments Upon Termination or a Change in Control”).

As discussed above, on March 14, 2016, Mr. Shuman ceased to be employed as the Company’s Executive Vice President and Chief Financial Officer, transitioning to the role of Senior Advisor, serving in such capacity through July 1, 2016 and, in connection therewith, he received severance benefits in accordance with the Shuman Agreement (as amended) (which is described below in “Potential Post-Employment Payments Upon Termination or a Change in Control”).

The Company has entered into a letter agreement with Mr. Crovitz in connection with his appointment as our interim President and CEO and employment offer letters with our other named executive officers.

See “—Employment Agreements” and “—Potential Post-Employment Payments Upon Termination or Change in Control” for a description of the terms of these arrangements (other than with respect to Mr. Crovitz).

Change in Control Severance Plan

In recognition of the need to retain key personnel during a period of significant change and uncertainty, in December 2012 our Board adopted a Change in Control Severance Plan (the “Change in Control Severance Plan”) which covers each our current named executive officers other than our interim President and CEO, Mr. Crovitz. The Change in Control Severance Plan is designed to retain our executives officers and other key employees and align their interests with those of our stockholders so that the executives and other key employees can consider transactions that may be in the best interests of our stockholders and maintain their focus without concern regarding how any such transaction might personally affect them. The Change in Control Severance Plan provides for “double trigger” severance payments and related benefits, which means that both a change in control and a termination of employment without “cause” or for “good reason” (as such terms are defined in the Change in Control Severance Plan) must occur in order for a named executive officer’s severance benefits to be triggered in connection with a change in control. The payment of severance benefits under such plan is subject to the Company’s receipt of a release of claims and continued compliance with any post-employment restrictions to which the individual is subject.

See “—Potential Post-Employment Payments Upon Termination or Change in Control” for a more detailed description of the benefits payable under the Change in Control Severance Plan.

ELT Severance Plan

In order to enhance the overall competitiveness of our executive compensation program and support the attraction and retention of high caliber executive talent, in November 2015 our Board, (as recommended by our Compensation Committee), adopted an ELT Severance Plan for executive officers and other key employees to provide enhanced severance benefits for designated employees in the event of certain involuntary terminations. The payment of severance benefits under such plan is subject to the Company’s receipt of a release of claims.

See “—Potential Post-Employment Payments Upon Termination or Change in Control” for a more detailed description of the benefits payable under the ELT Severance Plan.

Protection with respect to Equity Arrangements

In addition to the severance protection described above, we also provide our executives and other key employees with certain protections with respect to their equity awards in the event of a change in control. With respect to equity grants made under our 2015 OIP, we do not provide single-trigger equity vesting upon a change of control where the acquiring or successor company assumes or substitutes our outstanding equity awards. With respect to these awards, we provide double-trigger accelerated vesting in the event of certain involuntary terminations within 12 months following a change in control. In addition, in the event a termination without cause that occurs after at least one third of the performance period is completed, our performance-based restricted stock award and restricted stock unit award agreements provide for pro-rata vesting on the scheduled vesting date based on the number of months of completed service and actual performance achievement.

Mr. Abbott is entitled to special accelerated vesting of his new-hire equity awards (described above), in connection with certain involuntary terminations pursuant to the terms of an amendment to his awards (as described in detail below). Ms. Zecher and Mr. Shuman were also entitled to special accelerated vesting of certain awards in connection with certain involuntary terminations pursuant to the terms of their employment agreements.

See “—Potential Post-Employment Payments Upon Termination or Change in Control” for a more detailed description of the termination and change in control protections provided under are equity and other arrangements.

Equity Award Grant Practices

Following our initial public offering in 2013, equity awards were made under our 2012 MIP. However, following stockholder approval of our 2015 OIP at our 2015 Annual Meeting of Stockholders, no further grants have been or can be made under the 2012 MIP. In accordance with the 2015 OIP, the exercise price of all stock options cannot be less than 100% of the fair value (as determined under the 2015 OIP) of our common stock on the date of the grant. Options granted under the 2015 OIP will be subject to such terms, including the exercise price and the conditions of timing of vesting, exercise and expiration, as may be determined by the Compensation Committee except that the maximum term of an option shall generally be no more than ten years after the date of grant. Likewise, the terms and conditions of vesting and expiration of restricted stock and RSUs issued under the 2015 OIP shall be determined by the Compensation Committee and set forth in the applicable award agreement.

Generally, the Company grants equity awards to employees annually during the first quarter of the Company’s fiscal year, for which the grant date is the business day that is three business days following the date on which the Company releases its fiscal year-end earnings information following the related approval. From time to time, the Company grants awards to employees outside of the annual grant cycle for various reasons (e.g., promotion, recognition and retention), for which the grant date is the business day that is three business days following the date on which the Company first releases quarterly earnings information following the related award approval. From time to time, the Company may also grant an award to newly hired Company employees as an incentive to join the Company, for which the grant date is the business day that is three business days following the date on which the Company first releases quarterly earnings information following both the new hire’s first day of employment and the related award approval.

Stock Ownership Guidelines

Our Stock Ownership Policy for our executive officers and other key employees and the Company’s non-employee directors, which became effective as of March 2015, requires each covered person to hold a minimum ownership interest in the Company within a specified period of time equal to a multiple of annual base salary (or annual cash retainer, in the case of non-employee directors and Mr. Crovitz who is serving as our President and CEO only on an interim basis) as follows:

•	Chief Executive Officer*: 5x annual base salary

•	Chief Financial Officer: 4x annual base salary

•	Other covered employees: 3x annual base salary

•	Non-employee directors: 3x annual cash retainer

*	Mr. Crovitz who is serving as our President and CEO on an interim basis continues to be subject to the 3x annual retainer applicable to directors for purposes of this policy.

Hedging and Pledging

Our Board adopted a Securities Trading Policy prohibiting, among other things, our directors and executive officers from hedging the economic risk associated with the ownership of our common stock and pledging our common stock after the date the policy was adopted. None of our directors or executive officers is engaged in any hedging or pledging transaction involving shares of our common stock.

Clawback Policy

In February 2017, our Board (as recommended by our Compensation Committee) approved a Clawback Policy that allows us to recoup certain excess incentive compensation of certain of our current and former executives and other key employees if erroneously awarded, earned or vested on or after the effective date of the policy (February 17, 2017) during the three completed fiscal years immediately preceding the date on which the Company is subsequently required to prepare a restatement or otherwise concludes to do so based on the achievement of financial results that are the subject of such restatement. While any such recoupment is not limited to individuals engaged in any misconduct, any such misconduct may be taken into account under the Compensation Committee’s discretionary powers under the policy. The Company will not indemnify any executive for any amounts that have been recouped pursuant to the Clawback Policy. The policy will be amended as necessary (including retroactively) as necessary to comply with Section 954 of the Dodd Frank Wall Street Reform and Consumer Protection Act, as amended from time to time, and all applicable rules and regulations promulgated thereunder and the final rules (and related guidance, if any) to be issued by the Securities and Exchange Commission in connection therewith.

In addition awards under our 2012 MIP and our 2015 OIP are subject to clawback and/or forfeiture in the event that recoupment is required by Company policy and/or applicable law. Further, our annual cash incentive plan provides that if, in their sole discretion, the plan administrators determine that during a participant’s employment with the Company or its business units, the participant has violated the Company’s Code of Conduct or any other Company policy, committed any unlawful or criminal act of moral turpitude, perpetrated a fraud upon the Company, or competed or made preparations to compete with the Company, any bonus under the the plan shall be forfeited.

No Excise Tax Gross-Ups

We do not provide “gross-ups” for any taxes that might be imposed on an executive with respect to payments in connection with a change in control pursuant to Section 4999 (“golden parachute taxes”) or non-compliant deferred compensation arrangements subject to Section 409A of the Code.

Impact of Tax Considerations

With respect to taxes, Section 162(m) (“Section 162(m)”) of the Code imposes a $1 million limit on the deduction that a company may claim in any tax year with respect to compensation paid to each of its CEO and three other named executive officers (other than the CFO), unless certain conditions are satisfied. Certain outstanding awards issued under the 2012 MIP are exempt from this limitation pursuant to the transition rule available to new public companies. Compensation payable in respect of awards under the 2015 OIP, including annual cash incentive plan bonus under the 2016 Bonus Plan and the performance-based long-term incentive plan equity award under the 2016 LTIP, have been designed to enable awards granted thereunder to qualify as performance-based compensation, which is generally exempted from the $1 million limit. Performance-based compensation can include income from stock options, performance-based restricted stock and certain formula driven compensation that meets the requirements of Section 162(m). One of the factors that we may consider in structuring the compensation for our named executive officers is the deductibility of such compensation under Section 162(m), to the extent applicable. However, this is not the driving or most influential factor. Our Compensation Committee may approve non-deductible compensation arrangements after taking into account several factors, including our ability to utilize deductions based on projected taxable income, and specifically reserves the right to do so.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management, and based on this review and discussion, has recommended to the Board that it be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Compensation Committee Members
John R. McKernan Jr. (Chair)
Lawrence K. Fish
John F. Killian
Brian A. Napack
Tracey D. Weber

RISK ASSESSMENT OF OUR COMPENSATION PROGRAMS

The Compensation Committee discussed with members of management our risk assessment of the Company’s compensation programs and policies, which focused on potential design risks of our incentive compensation programs and mitigating features of our compensation programs and related policies.

As part of this assessment, we considered such factors as the mix of fixed and variable compensation, the mix of short- and long-term incentive compensation and the mix of short- and long-term performance-based compensation within our compensation programs. With respect to variable and incentive compensation, we considered the mix of award types, performance measures used, measurement and vesting periods, payout scales, ability to exercise discretion, thresholds and caps. We also considered our governance practices and other risk mitigating policies such as our Code of Conduct, Corporate Governance Guidelines, internal controls, stock ownership guidelines, hedging and pledging policies, forfeiture provisions and our ability to apply clawbacks to awards to the extent required by Company policy or applicable law (including pursuant to the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act or NASDAQ rules).

Based on the foregoing, the Compensation Committee does not believe that our compensation programs and policies create risks that are reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table for 2016

The following table sets forth the cash and non-cash compensation paid by us or incurred on our behalf to our named executive officers during the years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)

L. Gordon Crovitz*
Interim President and CEO(6)	2016	317,962	323,408	1,020,002	—	—	8,128	1,669,500
	2015	—	—	—	—	—	—	—
	2014	—	—	—	—	—	—	—

Joseph P. Abbott, Jr.**
Executive Vice	2016	400,000	—	500,000	2,000,000	40,000	64,784	3,004,784
President/CFO(6)	2015	—	—	—	—	—	—	—
	2014	—	—	—	—	—	—	—

Ellen Archer(6)		—
President-Trade	2016	400,000	—	450,002	—	185,241	—	1,035,243
Publishing	2015	—	—	—	—	—	—	—
	2014	—	—	—	—	—	—	—

Mary J. Cullinane
Executive Vice	2016	479,808	—	900,013	—	47,981	10,045	1,437,847
President/Chief	2015	397,692	—	800,000	—	88,043	9,960	1,295,695
Content Officer	2014	325,000	—	25,000	—	311,337	9,960	671,297

Lee R. Ramsayer
Executive Vice	2016	490,000	—	900,013	—	49,000	8,092	1,447,105
President/ Global	2015	424,231	75,000	899,998	—	111,045	7,800	1,518,074
Sales	2014	400,000	—	25,012	—	404,107	7,800	836,919

Linda K. Zecher*
Former President and CEO(7)	2016	727,671	—	3,249,998	—	—	264,936	4,242,605
	2015	935,000	—	2,999,985	—	257,250	28,264	4,220,499
	2014	932,712	—	—	—	1,063,874	28,264	2,024,850

Eric L. Shuman**
Former Executive	2016	309,615	—	1,100,010	—	—	276,730	1,686,356
Vice President/CFO(8)	2015	575,000	—	1,100,013	—	126,561	17,405	1,818,979
	2014	574,327	—	50,005	—	523,403	17,405	1,165,140

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*	Mr. Crovitz was appointed to serve as our President and Chief Executive Officer on an interim basis effective September 22, 2016 upon Ms. Zecher’s ceasing to serve as our President and Chief Executive Officer.

**	Mr. Abbott was appointed to serve as our Executive Vice President and Chief Financial Officer effective March 14, 2016 at which time Mr. Shuman, who had served as our as Executive Vice President and Chief Financial Officer until such date, transitioned to the role of Senior Advisor, serving in such capacity through July 1, 2016.

(1)	For Mr. Crovitz, this figure represents, the salary paid to him in respect of his service as our interim President and CEO ($222,962) and the cash portion of the fees for his service as a Board and committee member ($95,000) prior to his appointment as our interim President and CEO.

(2)	For Mr. Crovitz, this figure represents the prorated portion of the bonus payable to him pursuant to his letter agreement for the period of his service as our interim President and CEO through December 31, 2016. For Mr. Ramsayer, this figure represents a $75,000 special bonus paid to him in March 2015 in recognition of his superior efforts related to the acquisition of the EdTech business.

(3)	Represents the aggregate grant date fair value of stock options, RSUs and performance-based RSUs, restricted stock and performance-based restricted stock, as applicable, granted during the fiscal years ended December 31, 2016, 2015 and 2014 in accordance with the FASB ASC Topic 718, Stock Compensation (disregarding any forfeiture assumptions). The fair value of the time-based RSUs and portion of the performance-based RSUs tied to Billings was calculated based upon our common stock price at the date of grant whereas the fair value of the portion of the performance-based RSUs tied to cumulative TSR was calculated using a Monte Carlo model to simulate a range of possible future prices for our common stock. For the assumptions made in determining these values, see Note 10 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. These values do not correspond to the actual values that may be realized by our named executive officers for these awards and the grant date fair value of the performance-based RSUs awards assume target performance is achieved. However, assuming the highest level of performance is achieved with respect to the applicable performance metrics, the maximum possible value of the performance-based RSUs awards granted to applicable named executive officers in 2016, using the grant date fair value, is as follows for Ms. Archer $279,988; Ms. Cullinane: $945,003; Mr. Ramsayer: $945,003, Ms. Zecher: $3,412,506 and Mr. Shuman: $1,155,032.

For Mr. Crovitz , this amount includes the grant date fair value (i) ($85,002) of the 4,942 time-based RSUs he received in respect of the portion of his fees for his service on the Board prior to his appointment as our interim President and CEO and which shall vest on May 31, 2017 on a pro-rated basis based on his service on the Board prior to such appointment (and after, to the extent applicable), and (ii) ($935,000) of the 91,220 time-based RSUs he received in connection with his appointment as our interim President and CEO. For Ms. Archer this amount also includes the grant date fair value ($50,000) of the 2,555 new-hire time-based RSUs she received in connection with her appointment as our President, Trade Publishing. For Mr, Abbott this amount represents the grant date fair value of the 26,925 new-hire time-based RSUs he received in connection with his appointment as our Chief Financial Officer.

(4)	Represents annual cash bonus awards under our short-term incentive plans in respect of the year indicated, although the awards were actually paid in the following year.

(5)	For Mr. Crovitz, this amount reflects legal fee reimbursements ($8,128). For Mr. Abbott this amount for 2016 represents temporary housing expenses associated with his relocation ($44,605) and a gross-up for taxes associated with housing expenses ($20,179). For Ms. Cullinane, this amount for 2016 represents parking ($2,095) and employer matching contributions to our 401(k) plan ($7,950). For Mr. Ramsayer, this amount for 2016 represents employer matching contributions to our 401(k) plan ($7,950) and a special employee recognition award as nominated by a colleague ($142). For Ms. Zecher, this amount for 2016 represents Company-paid life insurance premiums ($2,975); parking ($3,825); employer matching contributions to our 401(k) plan ($7,950); severance ($219,365) and payments for continued health insurance coverage ($30,819). For Mr. Shuman, this amount for 2016 represents Company-paid life insurance premiums ($2,253); parking ($2,550); employer matching contributions to our 401(k) plan ($6,543) and severance ($265,385).

(6)	Messrs. Crovitz and Abbott and Ms. Archer were not named executive officers in the years ended December 31, 2015 or, 2014, as such we have reported their compensation only for 2016.

(7)	In connection with Ms. Zecher’s cessation of employment on September 22, 2016, pursuant to the Zecher Agreement and applicable award agreements: (i) 22,143 unvested time-based RSUs and 19,901 unvested time-based restricted shares vested, (ii) 46,042 performance based RSUs and 106,858 performance-based restricted shares remain eligible to vest based on actual performance, and (iii) 44,285 unvested time-based RSUs, 42,332 performance based RSUs, 18,515 performance-based restricted shares and 19,900 time-based restricted shares were forfeited. In addition, all of Ms. Zecher’s outstanding options were forfeited on March 22, 2017 at the end of their applicable exercise period. With only a prorated portion of her 2016 performance-based RSU award and 2015 performance-based restricted stock award remaining outstanding and eligible to vest based on achievement of the applicable performance metrics, the maximum possible payout to Ms. Zecher in respect of such remaining portion of her 2016 LTIP award and 2015 LTIP award is significantly less than the value on the grant date as noted in the stock award column and if the applicable performance thresholds for the remaining outstanding portion of such awards are not achieved, then such awards will be forfeited without any payment in respect thereof.

(8)	In connection with Mr. Shuman’s cessation of employment on July 1, 2016, pursuant to the Shuman Agreement (as amended) and applicable award agreements: (i) 6,666 unvested time-based RSUs vested, (ii) 100% of his 2016 LTIP award, 14,594 time-based restricted shares and 25,541 performance-based restricted shares under his 2015 LTIP award, and 866 time-based RSUs granted in 2014 were forfeited. In addition, 267,719 outstanding stock options expired unexercised at the end of their applicable exercise period. With only a prorated portion of his 2015 performance-based restricted stock award remaining outstanding and eligible to vest based on achievement of the applicable performance metrics, the maximum possible payout to Mr. Shuman in respect of such remaining portion of his 2015 LTIP award is significantly less than the value on the grant date as noted in the stock award column and if the applicable performance thresholds for the remaining outstanding portion of such award is not achieved, then such award will be forfeited without any payment in respect thereof.

Grants of Plan-Based Awards for 2016

The following table details information regarding plan-based awards with respect to our named executive officers for 2016 under the Company’s 2016 Bonus Plan and 2016 LTIP:

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1) ($)			Estimated Future Payouts Under Equity Incentive Plan Awards(2) (#)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Shares of Stock Underlying Options (#)(3)	Exercise Price of Option Awards	Grant Date Fair Value(4) ($)
		Threshold	Target	Maximum	Threshold	Target	Maximum

Gordon L. Crovitz	—	—	—	—	—	—	—	—	—	—	—
	11/8/16	—	—	—	—	—	—	91,220	—	—	935,000

Joseph P. Abbott	—	400,000	584,000	—	—	—	—	—	—	—	—
	05/09/16	—	—	—	—	—	—	26,925	—	—	500,000
	05/09/16	—	—	—	—	—	—	—	471,830	18.57	2,000,000

Ellen Archer	—	—	400,000	584,000	—	—	—	—	—	—	—
	03/01/16	—	—	—	—	—	—	14,819	—	—	290,008
	03/01/16	—	—	—	3,626	7,251	12,458	—	—	—	159,994

Mary J. Cullinane	—	—	480,000	700,800	—	—	—	—	—	—	—
	03/01/16	—	—	—	—	—	—	18,396	—	—	360,010
	03/01/16	—	—	—	12,237	24,473	42,048	—	—	—	540,003

Lee R. Ramsayer	—	—	490,000	715,400	—	—	—	—	—	—	—
	03/01/16	—	—	—	—	—	—	18,396	—	—	360,010
	03/01/16	—	—	—	12,237	24,473	42,048	—	—	—	540,003

Linda K. Zecher	—	—	1,168,750	1,706,375	—	—	—	—	—	—	—
	03/01/16	—	—	—	—	—	—	66,428	—	—	1,299,996
	03/01/16	—	—	—	44,187	88,374	151,838	—	—	—	1,950,002

Eric L. Shuman	—	—	575,000	839,500	—	—	—	—	—	—	—
	03/01/16	—	—	—	—	—	—	22,483	—	—	439,992
	03/01/16	—	—	—	14,956	29,912	51,393	—	—	—	660,018

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(1)	The amounts in these columns reflect target and maximum payouts under the 2016 Bonus Plan. There is no threshold-level payout under the 2016 Bonus Plan. The maximum possible payout under the 2016 Bonus Plan is 146% of the target payout, representing 140% of the target payout based on Company performance metrics (90% of target) and 200% of the target payout based on individual performance objectives (10% of target). The actual amount earned by each named executive officer under the 2016 Bonus Plan is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. For a description of the material terms of these awards and additional information about our 2016 Bonus Plan, including a discussion of how these amounts are determined, please see “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Cash Bonus.”

(2)	The performance-based restricted stock unit awards cliff vest on the later of (i) the third anniversary of the grant date (March 1, 2019) and (ii) the date the Compensation Committee certifies the achievement level for the applicable performance metrics; provided that, if the applicable performance thresholds are not met, such awards will be forfeited. The amounts in these columns reflect the threshold, target and maximum number of shares that could be issued under the performance-based restricted stock unit award agreements. The maximum possible number of shares that could be issued is 150% of the target number of shares based on achievement of the Billings metric component and 200% of the target number of shares based on achievement of the TSR metric.

(3)	The time-based restricted stock unit awards vest in equal increments on each of the first three anniversaries of the grant date, generally subject to continued employment. The stock options vest in equal increments on each of the first four anniversaries of the grant date, generally subject to continued employment.

(4)	Represents the aggregate grant date fair value of the awards of performance-based RSUs granted during 2016 in accordance with FASB ASC Topic 718, Stock Compensation (disregarding any forfeiture assumptions). The fair value of the time-based RSUs and portion of the performance-based RSUs tied to Billings was calculated based upon our common stock price at the date of grant whereas the fair value of the portion of the performance-based RSUs tied to cumulative TSR was calculated using a Monte Carlo model to simulate a range of possible future prices for our common stock. For the assumptions made in determining these values, see Note 10 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. These values do not correspond to the actual values that may be realized by our named executive officers for these awards which are tied to performance and awards may be earned higher or lower than target.

(5)	In connection with Ms. Zecher’s cessation of employment on September 22, 2016, pursuant to the Zecher Agreement and her 2016 LTIP award agreements: (i) 22,143 of the unvested time-based RSUs vested, (ii) 46,042 of the performance based RSUs remain eligible to vest based on actual performance, and (ii) 44,285 of the unvested time-based RSUs and 42,332 of the performance based RSUs were forfeited. Accordingly, with only such prorated portion of her performance-based RSU award remaining outstanding and eligible to vest based on achievement of the applicable performance metrics, the maximum possible payout to Ms. Zecher in respect of such remaining portion of her 2016 LTIP award is significantly less than the value on the grant date as noted in this table, and if the applicable performance thresholds for the remaining outstanding portion of the 2016 performance-based RSUs are not achieved, then such award will be forfeited without payment in respect thereof.

(6)	In connection with Mr. Shuman’s cessation of employment on July 1, 2016, pursuant to the Shuman Agreement (as amended) and his 2016 LTIP award agreements, Mr. Shuman forfeited 100% of his 2016 LTIP award described in this table.

Employment Arrangements

We have entered into employment arrangements with our former President and CEO and our former Chief Financial Officer and offer letters with our other named executive officers. For a description of the severance benefits each executive officer is entitled to receive upon a termination of employment pursuant to the terms of his or her employment arrangement, please see “—Potential Post-Employment Payments Upon Termination or Change in Control.”

L. Gordon Crovitz

As discussed above, on September 22, 2016, Mr. Crovitz, one of the Company’s directors, was appointed to serve as the Company’s President and CEO on an interim basis, until a permanent successor to serve in such role was found. In connection with such appointment, we entered into a letter agreement with Mr. Crovitz, dated as of September 22, 2016 (“Crovitz Letter”) providing for certain additional compensation for his services as President and CEO of the Company. Pursuant to the Crovitz Letter, Mr. Crovitz was entitled to receive: (i) a base salary at an annualized rate of $935,000; (ii) an award of RSUs under the 2015 OIP, which, upon vesting, shall be convertible into a number of shares of the Company’s common stock having an aggregate value of $935,000 (based on the closing price on the date of grant), and vest on the earlier of September 22, 2017 and the date on which he ceases to be our President and CEO in connection with the appointment of a successor; (iii) a cash bonus in an amount equal to 125% of his annualized base salary, prorated based on his actual time serving as our President and CEO; and (iv) reimbursement of his reasonable lodging and travel expenses, and reasonable attorneys’ fees incurred in connection with his appointment.

Joseph P. Abbott, Jr.

We entered into an offer letter with Mr. Abbott, dated as of March 10, 2016 pursuant to which he commenced service as our Executive Vice President and Chief Financial Officer, effective as of March 14, 2016. Mr. Abbott is entitled to an annual base salary of $520,000 and he is eligible to participate in the Company’s annual bonus plan with a target amount equal to 100% of his annual base salary. As discussed above, as a new-hire, Mr. Abbott received a one-time grant of time-based vesting RSUs having a fair market value of $500,000 on the date of grant that vests in three equal installments (one on each of the first three anniversaries of the date of grant, subject to continued employment) and options to purchase Company common stock having a Black-Scholes value of $2,000,000 with a strike price equal to the fair market value of the Company’s common stock on the date of grant and that vest in four equal installments (one on each of the first four anniversaries of the date of grant, subject to continued employment). Such new-hire equity grants were amended to provide the event Mr. Abbott is involuntarily terminated by the Company other than for “cause” (as defined in the 2015 OIP) such awards would vest in full and the exercisability with respect to the stock options was extended to continue through December 31, 2020. The Compensation Committee approved such changes in recognition of Mr. Abbott’s contributions to the Company and to ensure the retention of his leadership in connection with Ms. Zecher’s departure. Mr. Abbott is also eligible to receive future long-term incentive awards in accordance with the Company’s long-term incentive plans as may exist from time to time. Pursuant to his offer letter, Mr. Abbott is eligible to participate in our Change in Control Severance Plan and ELT Severance Plan as a “Tier 1 Employee,” as such term is separately defined in each plan, respectively. Mr. Abbott is also entitled to a relocation benefits per our relocation policy which was modified by his offer letter to extend the temporary housing assistance prior to any relocation for up to 12 months.

Mr. Abbott also executed confidentiality and non-competition agreements, containing a covenant not to engage in any business that competes with us or to solicit employees or customers during the term of his employment and for a period of one year thereafter, as well as non-disparagement, confidentiality and intellectual property provisions.

Ellen Archer

We entered into an offer letter on November 11, 2015, with Ms. Archer, pursuant to which she commenced employment with us effective as of December 7, 2015. Her employment may be terminated by us or by Ms. Archer, which may be at any time, with or without cause. Ms. Archer is entitled to receive an annual base salary of $400,000, and in accordance with the terms of the annual bonus plan and our benefit policies, is eligible for an annual target bonus of 100% of her base salary. Mr. Archer is entitled to four weeks of vacation per year.

Ms. Archer also executed a confidentiality and non-competition agreements, containing a covenant not to engage in any business that competes with us or to solicit employees or customers during the term of his employment and for a period of one year thereafter, as well as non-disparagement, confidentiality and intellectual property.

Mary J. Cullinane

We entered into an offer letter on October 21, 2011, with Mary Cullinane, with an effective date of January 2, 2012. Her employment may be terminated by us or by Ms. Cullinane, at any time, with or without cause. Ms. Cullinane is currently entitled to receive an annual base salary of $500,000, is eligible to participate in our 2016 Bonus plan with a target annual bonus equal to 100% percent of her base salary and is eligible to participate our long-term equity incentive program. Ms. Cullinane is entitled to four weeks of vacation per year.

Ms. Cullinane also executed confidentiality and non-competition agreements, containing a covenant not to engage in any business that competes with us or to solicit employees or customers during the term of her employment and for a period of one year thereafter, as well as non-disparagement, confidentiality, and intellectual property provisions.

Lee R. Ramsayer

We entered into an offer letter on January 25, 2012, with Lee Ramsayer, with an effective date of February 13, 2012. His employment may be terminated by us or by Mr. Ramsayer, at any time, with or without cause. Mr. Ramsayer is currently entitled to receive an annual base salary of $500,000, is eligible to participate in our 2016 Bonus plan with a target annual bonus equal to 100% of his base salary and is eligible to participate in our long-term equity incentive program. Mr. Ramsayer’s offer letter provided for a $75,000 signing bonus and an additional bonus totaling $150,000, payable in equal quarterly installments of $37,500 over the 12 month period following his first day of employment. Mr. Ramsayer is entitled to four weeks of vacation per year.

Mr. Ramsayer also executed confidentiality and non-competition agreements, containing a covenant not to engage in any business that competes with us or to solicit employees or customers during the term of his employment and for a period of one year thereafter, as well as non-disparagement, confidentiality and intellectual property provisions.

Linda K. Zecher

We entered into an employment agreement with Ms. Zecher (the “Zecher Agreement”), effective August 1, 2013. The Zecher Agreement provided for the following compensation and benefits: (i) a three-year term with extensions for successive one-year periods thereafter unless either party gives notice of non-renewal at least ninety days in advance; (ii) a base salary of $935,000 beginning January 1, 2014 (subject to annual review for increases only); (iii) a target annual bonus equal to 125% of base salary (actual payment may be more or less, based on actual performance); (iv) a signing bonus of $1,000,000 (which was paid on August 12, 2013); (v) 110,000 RSUs, subject to annual vesting in three equal tranches on the first, second and third anniversaries of August 1, 2013, subject to Ms. Zecher’s continued employment; and (vi) four weeks paid vacation, and participation in all group health, life and disability plans, retirement plans and other employee benefits on a basis consistent with other senior executives. Pursuant to the Zecher Agreement, Ms. Zecher is entitled to be indemnified for her acts and omissions (to the maximum extent permitted by law) and is covered by our directors and officers liability insurance policy to the same extent as members of the Board.

Ms. Zecher also confirmed her obligations under her existing restrictive covenant agreement, which include a covenant not to engage in any business that competes with us or to solicit employees or customers during the term of her employment and for a period of one year thereafter, as well as non-disparagement, confidentiality and intellectual property provisions.

As discussed above, on September 22, 2016, Ms. Zecher ceased to be employed as the Company’s President and CEO and ceased providing service as a member of the Board and in connection therewith she received severance benefits in accordance with the Zecher Agreement (which is described below).

Eric L. Shuman

We entered into an employment agreement with Mr. Shuman (the “Shuman Agreement”), effective August 1, 2013, and an amendment to his employment agreement, effective as of March 10, 2016, in connection with the transition of his role to Senior Advisor to the Company. The Shuman Agreement amendment provided that, following his stepping down as our Executive Vice President and Chief Financial Officer effective as of the end of the day on March 13, 2016, Mr. Shuman would serve as our Senior Advisor through July 1, 2016, or if sooner, until his employment was terminated by us or by Mr. Shuman. The Shuman Agreement amendment also provided that upon his cessation of employment with the Company, Mr. Shuman would be entitled to the severance benefits that he would have received under the Shuman Agreement had he resigned for good reason, been terminated without cause or if his agreement had not been renewed by the Company at the end of its term, in addition to the immediate acceleration of vesting of the remaining unvested 6,666 RSUs issued to him on August 1, 2013. The Shuman Agreement provided for the following compensation and benefits: (i) a three-year term with extensions for successive one-year periods thereafter unless either party gives notice of non-renewal at least ninety days in advance (as modified by the amendment, as described below); (ii) a base salary of $575,000 beginning January 1, 2014 (subject to annual review for increases only); (iii) a target annual bonus equal to 100% of base salary (actual payment may be more or less, based on actual performance); (iv) 20,000 RSUs, subject to annual vesting in three equal tranches on the first, second and third anniversaries of August 1, 2013, subject to Mr. Shuman’s continued employment (as modified by the amendment, as described below); and (v) four weeks paid vacation, and participation in all group health, life and disability plans, retirement plans and other employee benefits on a basis consistent with other senior executives. Pursuant to the Shuman Agreement, Mr. Shuman is entitled to be indemnified for his acts and omissions (to the maximum extent permitted by law) and is covered by our directors and officers liability insurance policy to the same extent as members of our Board.

Mr. Shuman also confirmed his obligations under his existing restrictive covenant agreement, which include a covenant not to engage in any business that competes with us or to solicit employees or customers during the term of his employment and for a period of one year thereafter, as well as non-disparagement, confidentiality and intellectual property provisions.

As discussed above, on March 14, 2016, Mr. Shuman ceased to be employed as the Company’s Executive Vice President and Chief Financial Officer, transitioning to the role of Senior Advisor, serving in such capacity through July 1, 2016 and, in connection therewith, he received severance benefits in accordance with the Shuman Agreement (as amended) (which is described below).

Outstanding Equity Awards at Year-End 2016

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options
Name	Exercisable (#)(5)	Unexercisable (#)(5)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(6)		Market Value of Shares or Units of Stock That Have Not Vested(7) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(8) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(9) ($)

L. Gordon Crovitz	—	—		—	—	96,162	(1)	1,043,358	—	—

Joseph P. Abbott	—	471,830	(2)	18.57	5/9/2023	26,925	(3)	292,136	—	—

Ellen Archer	—	—		—	—	14,819	(4)	160,786	3,626	39,337

Mary J. Cullinane	81,871	—		12.50	6/21/2019	29,442		319,446	24,177	262,319
	131,228	81,871		13.48	7/24/2020	—		—	—	—

Lee R. Ramsayer	343,100	—		12.50	11/6/2019	30,769		333,844	25,669	278,513
	154,211	61,403		12.50	1/29/2020	—		—	—	—

Linda K. Zecher(10)	2,280,159	—		12.50	3/21/2017	—		—	61,185	663,853

Eric L. Shuman(11)	—	—		—	—	—		—	7,296	79,162

–

(1)	Represents the 91,220 time-based RSUs granted to Mr. Crovitz on November 8, 2016 in connection with his appointment as our interim President and CEO (September 22, 2016), which vest upon the earlier of the first anniversary of the date of his appointment or the date on which he ceases to be our interim President and CEO in connection with the appointment of his successor, and the 4,942 time-based RSUs issued to him in respect of fees for his service on the Board prior to such appointment, which will vest on May 31, 2017 on a prorated basis based on his service on the Board prior to such appointment (and after, to extent applicable).

(2)	Represents new-hire award of options granted to Mr. Abbott in connection with his appointment as our CFO (March 14, 2016).

(3)	Represents new-hire award time-based RSUs granted to Mr. Abbott in connection with his appointment as our CFO (March 14, 2016).

(4)	Represents the new-hire time-based RSUs granted to Ms. Archer in connection with her appointment as President, Trade Publishing (December 7, 2015).

(5)	All of our options generally vest in equal installments on each of the first four anniversaries of the applicable date of grant which were as follows: Mr. Abbott on May 9, 2016; Ms. Cullinane on June 22, 2012 and July 25, 2013; Mr. Ramsayer on November 7, 2012 and January 30, 2013; and Ms. Zecher on June 22, 2012. Ms. Zecher’s vested stock options remained outstanding and exercisable for a period of 180 days following her cessation of employment on September 22, 2016 and all of which were subsequently forfeited on March 22, 2017 upon expiration of the exercise period.

(6)	Except with respect to Mr. Crovitz, all of our time-based RSUs generally vest in equal installments on each of the first three anniversaries of the applicable date of grant which were as follows: Mr. Abbott on May 9, 2016; Ms. Archer on March 1, 2016; Ms. Cullinane and Mr. Ramsayer on January 31, 2014 and March 3, 2015.

(7)	The amounts in this column reflect the fair market value of the unvested time-based RSUs and restricted stock based on the closing stock price of $10.85 on the last trading day in 2016.

(8)	Represents the unvested performance-based restricted stock and performance-based RSU awards at threshold. The performance-based restricted stock awards issued on March 3, 2015 under the 2015 LTIP cliff vest on the later of (i) the third anniversary of the grant date (March 3, 2018) and (ii) the date the Compensation Committee certifies the level of achievement for the applicable performance metrics and the performance-based RSU awards issued on March 1, 2016 under the 2016 LTIP cliff vest on the later of (i) the third anniversary of the grant date (March 1, 2019) and (ii) the date the Compensation Committee certifies the level of achievement for the applicable performance metrics; provided that, in each case, if the applicable performance thresholds are not met, such awards will be forfeited. Note that for Ms. Zecher and Mr. Shuman, the amounts reflect only the prorated portion of their respective 2015 performance-based LTIP award (and solely with respect to Ms. Zecher a prorated portion of her 2016 performance-based LTIP award) which remain outstanding after taking into account the forfeiture of the unvested portions thereof which were forfeited in connection with the cessation of their employment during the 2016 fiscal year.

(9)	The amounts in this column reflect the fair market value of the unvested performance-based restricted stock awards and performance-based RSUs at threshold based on the closing stock price of $10.85 on the last trading day in 2016.

(10)	In connection with Ms. Zecher’s cessation of employment on September 22, 2016, pursuant to the Zecher Agreement and applicable award agreements: (i) 22,143 unvested time-based RSUs and 19,901 unvested shares of time-based restricted shares vested, (ii) 46,042 performance based RSUs and 106,858 performance-based restricted shares remain eligible to vest based on actual performance, and (iii) 44,285 unvested time-based RSUs, 42,332 performance based RSUs, 18,515 performance-based restricted shares and 19,900 time-based restricted shares were forfeited. In addition, all of her outstanding options were forfeited on March 22, 2017 at the end of their applicable exercise period. However, while the prorated portion of her 2016 performance-based RSU award and 2015 performance-based restricted stock award remaining outstanding and eligible to vest based on achievement of the applicable performance metrics, if the applicable performance thresholds for the remaining outstanding portion of such awards are not achieved, then such awards will be forfeited without any payment in respect thereof.

(11)	In connection with Mr. Shuman’s cessation of employment on July 1, 2016, pursuant to the Shuman Agreement (as amended) and applicable award agreements: (i) 6,666 unvested time-based RSUs vested, (ii) 100% of his 2016 LTIP award, 14,594 time-based restricted shares and 25,541 performance-based restricted shares under his 2015 LTIP award, and 866 time-based RSUs granted in 2014 were forfeited. In addition, 267,719 outstanding stock options expired unexercised at the end of their applicable exercise period. However, while the prorated portion of his 2015 performance-based restricted stock award remaining outstanding and eligible to vest based on achievement of the applicable performance metrics, if the applicable performance thresholds for the remaining outstanding portion of such award is not achieved, then such award will be forfeited without any payment in respect thereof.

Option Exercises and Stock Vested During 2016

The following table provides additional information regarding our named executive officers’ stock option exercises and restricted stock and RSU vesting during 2016:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

L.Gordon Crovitz	—	—	—	—
Joseph P. Abbott, Jr.	—	—	—	—
Ellen Archer	—	—	—	—
Mary J. Cullinane	75,000	499,187	5,741	112,662
Lee R. Ramsayer	—	—	6,404	125,769
Linda K. Zecher	18,417	156,628	98,610	1,656,713
Eric L. Shuman	575,709	2,382,134	14,830	291,516

(1)	The amounts in this column represent the number of shares acquired on exercise multiplied by the difference between the exercise price and the closing price of our common stock on the date of exercise.

(2)	The amounts in this column represent the number of shares vested multiplied by the closing price of our common stock on the vesting date.

Potential Post-Employment Payments Upon Termination or Change in Control

Change in Control Severance Plan

We maintain the Change in Control Severance Plan to help retain executives and other key employees by reducing personal uncertainty that may arise from the possibility of a change in control, and to promote their objectivity and neutrality in evaluating transactions that may be in the best interest of the Company and our stockholders. The plan establishes objective criteria to determine whether a change in control has occurred, and provides for severance payments and benefits only on a “double trigger” basis. The “double trigger” design is intended to further our goals to retain key executives upon a change in control.

All of our named executive officers (other than Mr. Crovitz) are eligible to participate in the Change in Control Severance Plan. Under this plan, if the executive’s employment is (i) terminated by us other than for “cause” as defined in the 2012 MIP, and other than due to death or disability, or (ii) if the executive resigns for “good reason,” in either case, within two years after a “change in control” or the period commencing on the date of entry into a definitive agreement or following a public announcement by the Company of a transaction or transactions that would result in a change in control (but not earlier than six months preceding the change in control) (the “Change in Control Protection Period”), then HMH or its successor would be obligated to pay or provide the following benefits upon the employee’s execution of a release of claims:

•	A lump sum payment equal to two times annual base salary; plus

•	A lump sum payment equal to (i) 200% (in the case of Ms. Zecher, Mr. Shuman and Mr. Abbott) or (ii) 100% (for the other eligible named executive officers) of the officer’s target annual bonus; plus

•	A lump sum payment equal to a pro-rata portion of the target annual bonus.

The plan provides for a cutback of severance payments to the safe harbor amount if the payments would be subject to the excise tax imposed by Section 4999 of the Code but only if such reduction would result in a greater net payment to the executive than he or she would have received without such reduction but after paying the excise tax.

The term “good reason” generally means (i) material adverse change in duties or reporting relationship, (ii) reduction in salary or annual bonus opportunity not in connection with an across-the-board reduction for other senior executives of the Company or (iii) forced relocation to a place of employment more than fifty miles from the employee’s place of employment immediately prior to the change in control; provided, however, that no termination of an employee’s employment will constitute a termination for good reason unless (a) the executive has first provided the Company with written notice specifically identifying the acts or omissions constituting the grounds for good reason within thirty days after the executive has or should reasonably be expected to have had knowledge of the occurrence thereof, (b) the Company has not cured such acts or omissions within thirty days of its actual receipt of such notice and (c) the effective date of the employee’s termination for good reason occurs no later than ninety days after the initial existence of the facts or circumstances constituting good reason.

The term “change in control” generally means, unless otherwise provided in any employment agreement between the Company and the applicable employee, the occurrence of any one of the following events:

(i)	any person (as such term is used in Section 13(d) of the Exchange Act) (other than a “permitted holder” (as defined in the Change in Control Severance Plan)), together with its affiliates (other than a permitted holder), is or becomes the beneficial owner, directly or indirectly, of more than 50% of the outstanding common stock or voting power of the Company by merger, consolidation, reorganization, or otherwise;

(ii)	the sale of all or substantially all of the Company’s assets, determined on a consolidated basis, to any person or group (as such term is used in Section 13(d) of the Exchange Act) of persons (other than any permitted holder or their affiliates); or

(iii)	the Company combines with another company if, immediately after such combination, the stockholders of the Company immediately prior to the combination hold, directly or indirectly, less than 50% of the capital stock (of any class or classes) having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of the Company of the combined entity; provided, however, that for purposes of this definition, no group will be deemed to have been formed solely by virtue of the execution and delivery of the Restructuring Support Agreement and the Investor Rights Agreement (each as defined in the Change in Control Severance Plan). In addition, the Board may specifically provide that an event or transaction that would not otherwise qualify as a Change in Control be treated as a Change in Control for purposes of the Plan.

ELT Severance Plan

In November 2015, we adopted the ELT Severance Plan which provides for enhanced severance protection for eligible employees in the event of certain involuntary terminations, including certain of our named executive officers, namely Messrs. Abbott and Ramsayer, Ms. Archer and Ms. Cullinane. Under the ELT Severance Plan, if the executive’s employment is involuntarily terminated by us for any reason other than for “cause” (as defined in the plan) then the executive would be entitled to (i) severance pay (as further described below), paid in installments in accordance with the executive’s regular payroll schedule and (ii) outplacement benefits for a period of 12 months, subject to the executive’s execution of a severance agreement (which will include a release of claims and other provisions we deem appropriate, including post-employment obligations). Severance pay (a) for Tier I employees, includes 150% of base salary and (b) for Tier II employees, includes 100% of base salary, in each case, in addition to a pro-rated bonus when bonuses are generally paid to active employees.

Equity Award Provisions

Pursuant to the 2015 OIP, if a participant’s employment is terminated without “cause” (as defined in the plan, other than due to death/disability) on or within 12 months following a “change in control” (as defined in the plan), we may provide that: all stock options and SARs shall become immediately exercisable in full; the restricted period, with respect to all of the shares of restricted stock awards and RSUs, shall expire immediately. If the vesting/exercisability of any award is subject to the achievement of performance conditions, the portion of the award that will become fully vested and exercisable will be based on the assumed achievement of target performance, which will be determined by the Compensation Committee and prorated based on the number of days elapsed between the grant of the award and termination of employment. Additionally, the Compensation Committee may, upon at least 10 days’ notice, cancel any of a participant’s outstanding awards and pay such participant, in cash, securities or other property (including of the acquiring or successor company), the value of the participant’s awards based upon the price per share received by our other stockholders in the event.

The 2015 and 2016 LTIP awards generally consisted of both time-based restricted stock and RSUs, respectively, (40%) and performance-based restricted stock and performance-based PSUs respectively (60%) awards as described above. As a new-hire, for her first year of participation in our long-term incentive plan, Ms. Archer’s restricted stock unit award was 60% time-based and 40% performance-based. The award agreements for the time-based restricted stock and RSU awards provide that: (i) vesting accelerates if the recipient’s employment is terminated without cause (other than due to death or disability) within 12 months following a change in control (or immediately if the award is not assumed or substituted by the successor) and (ii) if the executive is terminated as a result of death or disability, the award will become fully vested. The award agreements for the performance-based restricted stock and performance-based RSU awards provide that (i) upon a change in control, the performance based-portion of the award will be converted to a service-based award subject to the original vesting schedule with the remaining unvested portion vesting upon a termination within 12 months of the change in control (or immediately if the award is not assumed or substituted by the successor), (ii) if the executive is terminated without cause after the first anniversary of the grant date, the performance-based award will vest prorata based on the number of months employed during the three-year vesting period and actual performance during such period, and (iii) if the executive is terminated as a result of death or disability, the service-based portion of the award will become fully vested and the performance-based portion of the award will vest prorata based on target performance if such event occurs more than one year after the date of grant and 6 months prior to the vesting date or based on actual performance if such event occurs thereafter.

According to the terms of our 2012 MIP, unless otherwise stated in an award agreement, if a named executive officer’s employment is terminated due to their death or disability or for any other reason except by us for “cause” (as defined in the plan), the unvested portion of their equity awards will expire on the date they are terminated. The vested portion of stock option awards will remain exercisable until the earlier of either (i) the expiration of the option period or (ii) 12 months after such termination in the case of termination due to death or disability, 30 days in the case of a voluntary resignation, or 90 days (180 days for Ms. Zecher and Mr. Shuman) after any other termination other than termination by us for cause. If we terminate any named executive officer’s employment for cause, both the unvested and vested equity awards will terminate on the same date their employment is terminated.

There is one tranche of unvested options issued to Ms. Cullinane and Mr. Ramsayer in 2013 which were issued pursuant to the 2012 MIP, which will vest and become exercisable with respect to 100% of the shares of our common stock covered by such stock option upon a change in control (as defined as in the Change in Control Severance Plan, except that the Board does not have an explicit right to provide that an event or transaction that would not otherwise qualify as a change in control be treated as a change in control for purposes of the 2012 MIP).

In November 2016, in recognition of Mr. Abbott’s contributions to the Company and to retain his leadership in connection with Ms. Zecher’s departure from the Company, the Compensation Committee approved an amendment to the new-hire RSU award and new-hire stock option award granted to Mr. Abbott on May 9, 2016 (as described in detail above), to provide that, upon an involuntary termination of his employment by the Company other than for “cause” (as defined in the 2015 OIP), any unvested portions of such awards shall become immediately fully vested as of such termination and Mr. Abbott shall have until December 31, 2020 to exercise such options. The January 2014 RSU awards issued to our named executive officers at the time (other than our Ms. Zecher) will become immediately fully vested in the event that the named executive officer’s continuous service is terminated (i) due to death or disability or (ii) by the Company other than for cause, and other than due to death or disability, within one year following the occurrence of a change in control. Ms. Zecher and Mr. Shuman were also entitled to certain special accelerated vesting provisions upon certain terminations of employment which were triggered by their respective terminations during fiscal year 2016, as described below.

Severance Protection for Joseph P. Abbott, Jr., Ellen Archer, Mary J. Cullinane and Lee R. Ramsayer

With respect to 2016, upon certain involuntary terminations of employment by us without “cause” (as defined in the ELT Severance Plan) in the absence of a change in control, each of Mr. Abbott, Ms. Archer, Ms. Cullinane and Mr. Ramsayer would be entitled to payment pursuant to the ELT Severance Plan; and upon a termination by the successor without “cause” or as a result of the executives resignation for “good reason” in connection with a “change in control”, they would instead be entitled to enhanced termination payments pursuant to the Change in Control Severance Plan (with such terms defined therein).

Employment Agreement for Linda K. Zecher

Pursuant to the Zecher Agreement, upon a termination by us without “cause,” by Ms. Zecher for “good reason” (each as defined below) or due to our non-renewal of the Zecher Agreement, she would be entitled to payment of any bonus earned for the prior fiscal year and vested benefits accrued under other plans, and she would be entitled, subject to her execution of a release of claims, to receive (i) two years of base salary, 50% of which would be paid during the twelve months following such termination with the remainder to be paid in a lump sum on the first anniversary of such termination; (ii) an immediate lump sum payment in an amount after taxes sufficient so that Ms. Zecher can pay for one year of COBRA coverage; (iii) immediate accelerated vesting of unvested equity awards that would have vested assuming for such purpose that Ms. Zecher had completed an additional twelve months of employment (other than the RSUs granted pursuant to the Zecher Agreement, which would become immediately fully vested), provided that one hundred percent of any then unvested equity awards would have immediately vested if such termination of employment occured during the Change in Control

Protection Period (as defined above for the Change in Control Severance Plan); and (iv) a pro-rata portion of her annual bonus for the year of termination, payment to be made by the following March 15 based on actual performance. Ms. Zecher was entitled to participate in the Change in Control Severance Plan and, had she become entitled to both regular severance and severance under the Change in Control Severance Plan, she would have received the greater of the applicable payments. Pursuant to the Zecher Agreement, no termination or modification in any manner of the terms and conditions of Ms. Zecher’s participation in the Change in Control Severance Plan were permitted without her written consent. Ms. Zecher is also entitled to payment of a pro-rata bonus for the year of termination, plus any accrued amounts, upon termination of her employment due to death or disability.

For purposes of the Zecher Agreement and the Shuman Agreement in effect prior to the amendment, “good reason” generally means executive’s voluntary termination, upon thirty days prior written notice to us, after any one of the following events: (i) a material reduction or change in job duties, responsibilities and requirements materially inconsistent with executive’s position with us and executive’s prior duties, responsibilities and requirements (including, a material reduction due to our becoming part of a larger entity, unless executive receives substantially the same level of job duties, responsibilities and requirements with respect to the total combined entity and not only with respect to us as a division, subsidiary or business unit of the total combined entity); (ii) a material change in reporting relationship; (iii) executive being required to relocate to a facility or location more than thirty miles outside of Boston, Massachusetts without her or his written consent; or (iv) a material breach of the Zecher Agreement or the Shuman Agreement; provided, however, that a voluntary termination by executive shall not have constituted good reason if such event or events had been cured by us within thirty days after receipt of written notice from such executive of executive’s intent to terminate employment for good reason.

Employment Agreement for Eric L. Shuman

Pursuant to the Shuman Agreement in effect prior to the amendment, upon a termination by us without “cause,” by Mr. Shuman for “good reason” (each as defined above) or due to our non-renewal of the Shuman Agreement, he would have been entitled to payment of any bonus earned for the prior fiscal year and vested benefits accrued under other plans, and, subject to his execution of a release of claims, to receive (i) 1.5 years of base salary, two-thirds of which shall be paid during the twelve months following such termination with the remainder to be paid in a lump sum on the first anniversary of such termination, (ii) if (a) a successor to Ms. Zecher as President and CEO terminated Mr. Shuman without cause during the period beginning on appointment of a successor to Ms. Zecher as President and CEO and ending three months thereafter or (b) Mr. Shuman terminated his employment for good reason, provided that he submitted notice of such termination during such period, the executive would have been entitled to receive immediate accelerated vesting of unvested equity awards determined as if he had completed twelve additional months of employment, provided that one hundred percent of any then unvested equity awards will immediately vest if such termination of employment occurs during the Change in Control Protection Period (as defined above for the Change in Control Severance Plan); and (iii) a pro-rata portion of his annual bonus for the year of termination, payment to be made by the following March 15 based on actual performance. Pursuant to the Shuman Agreement as amended, Mr. Shuman was eligible to receive such severance benefits described in clause (i) and (iii) above upon his cessation of employment on July 1, 2016, with the prorated bonus for 2016 based on his length of service as our Chief Financial Officer during the year. Mr. Shuman was entitled to participate in the Change in Control Severance Plan and, if he had become entitled to both regular severance and severance under the Change in Control Severance Plan, he would have received the greater of the applicable payments. Pursuant to the Shuman Agreement, no termination or modification in any manner of the terms and conditions of Mr. Shuman’s participation in the Change in Control Severance Plan may be made without his written consent.

Termination Payments

The following table sets forth the payments each of our named executive officers would have received if their employment had been terminated due to death or disability, by us without cause or by the executive for good reason on December 31, 2016 and there was no change of control. In quantifying potential payments for purposes of this disclosure, we have calculated our equity-based payments by using the closing price of our stock on the last trading day in 2016, which was $10.85.

		Amounts Payable
Name	Benefit	Termination By Us Without Cause ($)		Resignation for Good Reason ($)	Death or Disability ($)

Gordon L. Crovitz	Guaranteed Bonus	323,408	(1)	—	—
	Equity Acceleration	989,737	(2)	—	—

Joseph P. Abbott, Jr.	Cash Severance	820,000	(3)	—	—
	Retention Bonus	500,000	(4)	—	—
	Equity Acceleration	292,136	(5)	—	292,136	(5)

Ellen Archer	Cash Severance	785,241	(3)	—	—
	Equity Acceleration	—		—	160,786	(6)
		—		—	—
Mary J. Cullinane	Cash Severance	797,981	(3)	—	—
	Retention Bonus	500,000	(4)	—
	Equity Acceleration	—		—	477,788	(7)

Lee R. Ramsayer	Cash Severance	799,000	(3)	—	—
	Retention Bonus	500,000	(4)	—	—
	Equity Acceleration	—		—	511,978	(7)

Linda K. Zecher(8)	Cash Severance	1,870,000		—	—
	COBRA Payments	30,819		—	—
	Equity Acceleration	626,028		—	—

Eric L. Shuman(9)	Cash Severance	862,500		—	—
	Equity Acceleration	131,807		—	—

–

(1)	Represents the payment of Mr. Crovitz’s pro-rated bonus for his service as our interim President and CEO through the end of the year.

(2)	Represents the value of the time-based RSUs granted on November 8, 2016 in connection with Mr. Crovitz’ appointment as our interim President and CEO (September 22, 2016), which would otherwise have vested upon the earlier of the first anniversary of the date of his appointment or the date on which he ceases to be our interim President and CEO in connection with the appointment of his successor.

(3)	For Mr. Abbott, Ms. Archer, Ms. Cullinane and Mr. Ramsayer, represents 150% of base salary and a prorated bonus for the year of termination in accordance with the ELT Severance Plan. They are also entitled to 12 months of outplacement benefits thereunder.

(4)	For Mr. Abbott, Ms. Cullinane and Mr. Ramsayer, represents a retention bonus which they will remain eligible to receive on the scheduled payment dates in 2017 and 2018.

(5)	Represents accelerated vesting of Mr. Abbott’s unvested new-hire time-based RSUs and stock options, however, with an exercise price of $18.57, all of the stock options were underwater and without value at the end of the year.

(6)	Represents accelerated vesting of Ms. Archer’s unvested new-hire time-based RSUs. The executive’s performance-based RSU award granted on March 1, 2016 is forfeited unless such termination is more than one year after the grant date of March 1, 2016 in which case, a pro-rata portion of such award is eligible to vest based on target or actual performance depending on the timing of such termination.

(7)	For Ms. Cullinane and Mr. Ramsayer, represents accelerated vesting of the executive’s unvested time-based RSUs and a pro-rated portion of the executive’s performance-based restricted stock award granted on March 3, 2015 based on assumed target performance level of achievement. The executive’s performance-based RSU award granted on March 1, 2016 is forfeited unless such termination is more than one year after the grant date of March 1, 2016 in which case, a pro-rata portion of such award is eligible to vest based on target or actual performance depending on the timing of such termination.

(8)

Represents the actual amounts payable to Ms. Zecher in connection with her cessation of employment on September 22, 2016 (in accordance with the Zecher Agreement) equal to two years of base salary (no pro-rata bonus was payable to her for the year of termination), a lump-sum payment to cover the costs of obtaining continued health coverage and the value of the accelerated vesting of her unvested equity awards (other than performance-based restricted stock and performance-based RSUs) assuming that she completed an additional 12 months of employment based on the closing stock price of $14.89 on the date of her departure. Ms. Zecher also remains eligible to vest in a pro-rated portion of the performance-based RSUS issued to her on March 1, 2016 and performance-based restricted stock issued on March 3, 2015, in each case, assuming an additional 12 months of employment and based on actual performance, however, if the applicable performance thresholds for such awards are not achieved, then they will be forfeited without payment in respect thereof.

(9)	Represents the actual amounts payable to Mr. Shuman in connection with his cessation of employment on July 1, 2016 (in accordance with the Shuman Agreement, as amended) equal to 150% of base salary (no pro-rata bonus was payable to him for the year of termination), and the value of the accelerated vesting of the remaining installment of time-based RSUs granted in August 2013 based on the closing stock price of $19.77 on the date of his departure. Pursuant to the applicable 2015 LTIP award agreement, Mr. Shuman also remains eligible to vest in a pro-rated portion of the performance-based restricted stock award issued to him March 3, 2015, based on actual performance, however, if performance is below threshold level for such award then it will be forfeited without payment in respect thereof.

Change of Control Termination

The following table sets forth the payments each of our named executive officers (other than Ms. Zecher and Mr. Shuman whose actual payments in connection with their cessation of employment during fiscal year 2016 are reflected in the prior table) would have received if a change of control occurred, and, following a change of control, their employment had been terminated due to death or disability, by us without cause or by the named executive officer for good reason, in each case on December 31, 2016. In quantifying potential payments for purposes of this disclosure, we have calculated our equity-based payments by using the closing price of our stock on the last trading day in 2016, which was $10.85.

		Amounts Payable for Termination in Connection with a Change in Control ($)
Name	Benefit	Termination Without Cause		Resignation for Good Reason		Death, Disability

Gordon L. Crovitz	Guaranteed Bonus	323,408	(1)	—		—
	Equity Acceleration	989,737	(2)	—		989,737	(2)

Joseph P. Abbott, Jr.	Cash Severance	2,080,000	(3)	2,080,000	(3)	—
	Retention Bonus	500,000	(4)	—		—
	Equity Acceleration	292,136	(5)	—		292,136	(5)

Ellen Archer(9)	Cash Severance	1,600,000	(3)	1,600,000	(3)	—
	Retention Bonus	500,000	(4)	—		—
	Equity Acceleration	239,460	(6)	—		182,640	(7)

Mary J. Cullinane(9)	Cash Severance	2,000,000	(3)	2,000,000	(3)	—
	Retention Bonus	500,000	(4)	—		—
	Equity Acceleration	844,084	(6)	—		551,547	(7)

Lee R. Ramsayer(9)	Cash Severance	2,000,000	(3)	2,000,000	(3)	—
	Retention Bonus	500,000	(4)	—		—
	Equity Acceleration	890,869	(6)	—		585,737	(7)

–

(1)	Mr. Crovitz is not entitled to any special payments on a change in control. Represents the payment of Mr. Crovitz’s pro-rated bonus for his service as our interim President and CEO through the end of the year which would be payable absent a change in control.

(2)	Represents the value of the time-based RSUs units issued to Mr. Crovitz which vest on the earlier of his cessation of service as our interim President and CEO, or first anniversary of the date of grant.

(3)	Represents (i) two times base salary; (ii) 100% of the individual’s target annual bonus and (iii) a pro-rata bonus based on the individual’s target annual bonus.

(4)	For Mr. Abbott, Ms. Cullinane and Mr. Ramsayer, represents a retention bonus which they will remain eligible to receive on the scheduled payment dates in 2017 and 2018 which is payable upon a termination by the Company without cause (in the absence of a change in control).

(5)	Represents accelerated vesting of Mr. Abbott’s unvested time-based RSUs and unvested stock options which vest as a result of termination of his employment by the Company without cause or as result of his death or disability (in the absence of a change in control). However, with an exercise price of $18.57, all of the stock options were underwater and without value at the end of the year.

(6)	Represents accelerated vesting of unvested time-based RSUs and performance-based RSUs, restricted stock and performance-based restricted stock calculated based on target performance. While all outstanding unvested stock options would also vest in such circumstance, all of the stock options were underwater and without value at the end of the year.

(7)	The 2015 and 2016 time-based restricted stock and RSUs fully vest on termination due to death or disability, regardless of the occurrence of a change in control, and performance-based restricted stock unit awards vest pro-rata based on the number of months the executive was employed during the performance period and target performance.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, enacted as part of the Dodd-Frank Act, enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Consistent with the results of the advisory vote regarding the frequency of the advisory vote on executive compensation, which was held during our 2014 Annual Meeting of Stockholders, we have chosen to conduct this advisory vote on an annual basis. Accordingly, the next advisory vote on executive compensation following the Annual Meeting will be held at our 2018 Annual Meeting of Stockholders.

As described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, we are committed to a total compensation philosophy and structure that provides flexibility in responding to market factors; recognizes and rewards superior performance; aligns our management’s interests with those of our long-term stockholders; attracts highly skilled, experienced and capable employees; and is fair and fiscally responsible.

We ask that you support the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” section of this proxy statement and the related executive compensation tables and accompanying narrative disclosures contained herein. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as described under the heading “Compensation Discussion and Analysis” and the related executive compensation tables and accompanying narrative disclosures contained in the Company’s proxy statement for the Company’s 2017 Annual Meeting of Stockholders.”

Because your vote is advisory, it will not bind us, the Compensation Committee or our Board. However, our Board and our Compensation Committee value the opinions of our stockholders and will review the voting results of this non-binding, advisory vote and take the voting results into consideration when making future decisions regarding our executive compensation programs and policies.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

AUDIT COMMITTEE REPORT

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

The principal purpose of the Audit Committee is to assist the Board in its general oversight of our accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor (subject to stockholder ratification) and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in the Company’s Audit Committee Charter.

Our management is responsible for the Company’s financial reporting process, including establishing and maintaining disclosure controls and procedures, establishing and maintaining internal control over financial reporting, evaluating the effectiveness of disclosure controls and procedures, evaluating and expressing an opinion on the effectiveness of internal control over financial reporting and the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles.

PricewaterhouseCoopers LLP, our independent registered public accounting firm for 2016, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2016 with management and with PricewaterhouseCoopers LLP. These audited financial statements are included in our Annual Report on Form 10-K for the year ended December 31, 2016. The Audit Committee has reviewed and discussed with management management’s report on the effectiveness of the Company’s internal control over financial reporting as well as PricewaterhouseCoopers LLP’s report related to its audit of: (i) our consolidated financial statements and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board (United States).

The Audit Committee also has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from the Company, its employees and agents and the Board.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

Audit Committee Members
John F. Killian (Chair)
Lawrence K. Fish
Jill A. Greenthal
Brian Napack
E. Rogers Novak, Jr.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017. The Board proposes and recommends that the stockholders ratify this appointment.

Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm for 2016. Representatives from PricewaterhouseCoopers LLP plan to be present at the Annual Meeting, will be given the opportunity to make a statement if they so desire and are expected to be available to respond to any appropriate questions.

The following table sets forth the fees billed to the Company by PricewaterhouseCoopers LLP for services rendered by PricewaterhouseCoopers LLP to the Company for each of the last two completed fiscal years:

	2016	2015
Audit Fees (1)	$2,499,800	$2,868,940
Audit-Related Fees (2)	—	638,600
Tax Fees (3)	—	50,000
All Other Fees (4)	1,800	1,800

Total Fees	$2,501,600	$3,559,340

(1)	Consists of fees paid for professional services necessary to perform an audit of the financial statements, review of the quarterly and annual reports and statutory audits, transaction-related services and other services required to be performed by our independent auditors.

(2)	Consists of fees paid for services that are reasonably related to the performance of the audit or review of our financial statements, including the support of business acquisition and divestiture activities.

(3)	Consists of fees paid for professional services rendered for assistance with federal, state, local and international tax compliance, tax planning and tax advice.

(4)	Consists of fees paid for licenses to technical accounting research software.

Pursuant to the Audit Committee Charter, it is the policy of the Audit Committee to review in advance, and grant any appropriate pre-approvals of all auditing services to be provided by our independent registered public accounting firm and all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Exchange Act, and in connection therewith, to approve all fees and other terms of engagement. For 2015 and 2016, the Audit Committee approved all fees billed by PricewaterhouseCoopers LLP prior to the engagement.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

SECURITY OWNERSHIP AND OTHER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth certain information as of the Record Date regarding the beneficial ownership of our common stock by: (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock; (ii) each director and director nominee of the Company; (iii) each named executive officer; and (iv) all of our current executive officers and directors, as a group. Except as otherwise indicated, each person has sole voting and dispositive power with respect to such shares. As of the Record Date, there were a total of 123,164,245 shares of our common stock outstanding, including time-based and performance-based vesting restricted stock. All amounts of performance-based vesting restricted stock are disclosed as outstanding at the maximum payout levels under the applicable award agreements (which assume the highest level of performance under the applicable performance criteria is achieved).

Beneficial ownership includes shares of common stock for which a person, directly or indirectly, has or shares voting or investment power, or both, and also includes shares of common stock that each such person has the right to acquire within 60 days following the Record Date, including upon the exercise of options or warrants or the vesting of RSUs. Where applicable, we calculate the beneficial ownership percentage of a person by including the number of shares of common stock deemed to be beneficially owned by that person (by reason of the right to acquire such shares within 60 days following the Record Date) in both the numerator and the denominator that are used for such calculation.

Beneficial Ownership of Directors and Officers

Name of Beneficial Owner	Common Stock(1)	Shares Underlying Options(2)	Shares Underlying RSUs(3)	Time- Based Vesting Restricted Stock(4)	Performance- Based Vesting Restricted Stock (5)	Total Shares Beneficially Owned	Percent of Class
Lawrence K. Fish	35,795	—	—	—	—	35,795	*
L. Gordon Crovitz	19,701	—	—	—	—	19,701	*
Jill A. Greenthal	20,657	—	—	—	—	20,657	*
John F. Killian	14,687	—	—	—	—	14,687	*
John R. McKernan, Jr.	19,229	—	—	—	—	19,229	*
E. Rogers Novak, Jr.	18,047	—	—	—	—	18,047	*
Tracey D. Weber	—	—	—	—	—	—	—
Brian A. Napack	—	—	—	—	—	—	—
Daniel Allen	—	—	—	—	—	—	—
Linda K. Zecher	71,263	—	—	—	106,858	178,121	*
Eric L. Shuman	23,488	—	—	—	20,429	43,917	*
Joseph P. Abbott, Jr.	—	117,958	8,975	—	—	126,933	*
Lee R. Ramsayer	10,028	558,714	—	5,970	37,612	612,324	*
Mary J. Cullinane	9,425	213,099	—	5,306	33,433	261,263	*
Ellen Archer	2,865	—	—	—	—	2,865	*
D&O Group(6)	167,069	1,282,241	8,975	18,905	119,105	1,596,295	1.3%

*	Less than 1%.

(1)	This column represents outstanding shares of common stock (excluding time-based vesting restricted stock and performance-based vesting restricted stock).

(2)	This column represents shares underlying stock options that have vested or will vest within 60 days of the Record Date, subject to continued employment with the Company.

(3)	This column represents shares of common stock underlying outstanding time-based vesting restricted stock units that vest within 60 days of the Record Date.

(4)	This column represents shares of time-based vesting restricted stock, all of which are considered issued and outstanding as of the Record Date. The shares of time-based vesting restricted stock are subject to forfeiture if the executive ceases employment with the Company prior to the vesting of such shares.

(5)	This column represents shares of performance-based vesting restricted stock, all of which are considered issued and outstanding as of the Record Date. Represents a group which includes all current directors, director nominees and executive officers as of the Record Date (15 persons).

Beneficial Ownership of Significant Stockholders

Name of Beneficial Owner	Common Stock(1)	Shares Underlying Warrants(2)	Total Shares Beneficially Owned	Percent of Class
Anchorage Funds(3)	20,511,494	423,604	20,935,098	16.9%
FMR LLC(4)	14,018,118	—	14,018,118	11.4%
The Vanguard Group, Inc.(5)	9,103,397	—	9,103,397	7.4%
BlackRock, Inc.(6)	7,277,137	—	7,277,137	5.9%

(1)	This column represents outstanding shares of common stock (excluding time-based vesting restricted stock and performance-based vesting restricted stock).

(2)	This column represents shares of common stock underlying outstanding warrants that are currently exercisable. Each warrant is exercisable for two shares of common stock.

(3)	Beneficial ownership information and the information in this footnote are based solely on information contained in a Schedule 13D/A filed with the SEC on December 22, 2016 by: Anchorage Capital Group; Anchorage Advisors Management, L.L.C. (“Management”); Kevin M. Ulrich (“Mr. Ulrich”); and Anchorage Capital Master Offshore, Ltd. (“ACMO”) (collectively, the “Anchorage Reporting Persons”). The address of each of the Anchorage Reporting Persons is 610 Broadway, 6th Floor, New York, NY 10012.

Includes shares of common stock held for the accounts of ACMO, Anchorage Illiquid Opportunities Offshore Master III, L.P. (“AIOOM III”) and PCI Fund LLC (“PCI Fund”) (collectively, the “Anchorage Funds”). Anchorage Capital Group is the investment advisor to the Anchorage Funds. Management is the sole managing member of Anchorage Capital Group. Mr. Ulrich is the Chief Executive Officer of Anchorage Capital Group and the senior managing member of Management.

(4)	Beneficial ownership information and the information in this footnote are based solely on information contained in a Schedule 13G/A filed with the SEC on February 14, 2017 by FMR LLC. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

According to the Schedule 13G/A, Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC.

Members of Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, as amended (the “Investment Company Act”) to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (the “Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co.”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(5)	Beneficial ownership information and the information in this footnote are based solely on information contained in a Schedule 13G filed with the SEC on February 13, 2017 by The Vanguard Group, Inc. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(6)	Beneficial ownership information and the information in this footnote are based solely on information contained in a Schedule 13G/A filed with the SEC on January 24, 2017 by BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information with respect to compensation plans under which our equity securities were authorized for issuance as of December 31, 2016:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted- average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3) (c)
Equity compensation plans approved by security holders(4)	6,357,624	$14.13	7,697,211
Equity compensation plans not approved by security holders	—	—	—

Total	6,357,624	$14.13	7,697,211

(1)	This column includes (as of December 31, 2016): (i) 5,499,837 shares of common stock issuable pursuant to outstanding employee stock option awards, with a weighted-average exercise price of $14.13; and (ii) 857,787 shares of common stock issuable pursuant to outstanding RSU awards. This column does not include any restricted stock awards or shares issuable pursuant to our Employee Stock Purchase Plan.

(2)	This column reflects the calculation of the weighted-average exercise price of the securities included in column (a), except that this column excludes RSU awards because there is no exercise price associated with the vesting of such awards.

(3)	Under the Company’s Employee Stock Purchase Plan, 1,300,000 shares of common stock were originally reserved for issuance. This column includes the remaining 1,062,174 shares of common stock reserved for issuance under the plan after giving effect to \purchases and deliveries thereunder as of December 31, 2016.

(4)	In 2012, as a result of the Company’s Pre-Packaged Chapter 11 Plan of Reorganization, the Company adopted the 2012 MIP, which became effective upon emergence from bankruptcy proceedings. In 2015, the Company adopted the 2015 Omnibus Incentive Plan and the Employee Stock Purchase Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act generally requires our directors, officers (as defined thereunder) and persons who own more than 10% of our common stock to file reports of ownership and changes thereto on Forms 3, 4 and 5 with the SEC. Such directors, officers and stockholders are required by SEC rules to furnish us with copies of Section 16(a) forms that they file. Except as disclosed herein and in our previous filings with the SEC, and based on a review of the filings and written representations of such persons, we believe that all of our directors, officers and greater than 10% beneficial owners complied with the filing requirements applicable to them in 2016 and prior years. Certain reports required to be previously filed by Michael Dolan, our principal accounting officer (who is not considered an “executive officer” under the Exchange Act rules), were inadvertently filed late in 2017 as follows: a Form 5 with respect to one 2015 transaction and one 2016 transaction.

Stockholder Proposals for the 2018 Annual Meeting

From time to time, stockholders present proposals, which may be proper subjects for inclusion in the proxy statement and for consideration at the next annual meeting of stockholders. Any stockholder who desires to bring a proposal at our 2018 Annual Meeting of Stockholders, without including such proposal in our proxy statement, must deliver written notice thereof to our Secretary, not before January 19, 2018 and not later than February 18, 2018. We must receive stockholder proposals intended to be included in the 2018 proxy statement no later than November 29, 2017 at 5:00 p.m., Eastern Time. In order to qualify for inclusion in our proxy statement, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 promulgated by the SEC under the Exchange Act. If a stockholder proposal is not properly submitted for inclusion in the 2018 proxy statement pursuant to the requirements described above (but otherwise complies with the advance notice provisions of our By-Laws), management will be permitted to vote proxies in its discretion if it advises stockholders in the 2018 proxy statement about the nature of the matter and how management intends to vote on such matter.

Annual Report

Stockholders of record will receive a copy of our 2016 Annual Report with this proxy statement. Stockholders may request additional copies in writing to the following address:

Houghton Mifflin Harcourt Company

125 High Street

Boston, MA 02110

Attn: Corporate Secretary

Delivery of Proxy Statement, Annual Report or Notice of Internet Availability of Proxy Materials

We may satisfy SEC rules regarding delivery of our proxy materials, including our proxy statement, or delivery of the Notice by delivering a single copy of these documents to an address shared by two or more stockholders. This process is known as “householding.” To the extent we have done so, we have delivered only one set of proxy materials or one Notice, as applicable, to stockholders who share an address with another stockholder, unless contrary instructions were received prior to the mailing date. We undertake to promptly deliver, upon written or oral request, a separate copy of our proxy statement, our 2016 Annual Report and/or our Notice, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. To make such a request, please contact our Secretary at the address set forth in the section immediately above entitled “Annual Report” or by calling our offices at (617) 351-5000.

If your common stock is held by a brokerage firm or bank and you prefer to receive separate copies of our proxy statement, our 2016 Annual Report or the Notice, either now or in the future, please contact your brokerage firm or bank. If your brokerage firm or bank is unable or unwilling to assist you, please contact us as indicated above. Stockholders sharing an address who are receiving multiple copies of proxy materials and who want to receive a single copy of our 2016 Annual Report, proxy statement and/or our Notice may do so by contacting our Secretary at the address set forth in the section immediately above entitled “Annual Report” or by calling our offices at (617) 351-5000.

Other Business

The Board does not know of any matter that will come before the Annual Meeting other than those described in this proxy statement. If any other matters properly come up before the Annual Meeting or any postponement or adjournment thereof, the persons named in the form of proxy intend to vote all proxies in accordance with their judgment on such matters.

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including reports on Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.hmhco.com) and click on “SEC Filings” under “Financial Information” tab in the “Investor Relations” section of the website.

ANNEX A

HOUGHTON MIFFLIN HARCOURT COMPANY

CALCULATION OF BILLINGS AND

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES TO

GAAP FINANCIAL MEASURES

The following is a calculation of the Billings operating measure as disclosed by the Company in our Exhibit 99.1 to Current Report on Form 8-K for the year ended December 31, 2016 furnished to the SEC, which is used for incentive compensation financial performance achievement metrics under our 2016 Bonus Plan and 2016 LTIP:

($ in millions)	2016(1)	2015(1)
Net sales	$1,372	$1,416
Change in deferred revenue	38	124

Billings	$1,410	$1,541

The following is a reconciliation of net loss prepared in accordance with GAAP to Adjusted EBITDA as disclosed by the Company in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC as well as Adjusted Cash EBITDA (post plate), which is used for incentive compensation financial performance achievement metrics under our 2016 Bonus Plan:

($ in millions)	2016(1)	2015(1)
Net loss	$(285)	$(134)
Interest expense	39	32
Provision (benefit) for income taxes	(65)	(20)
Depreciation expense	80	73
Amortization expense	218	224
Non-cash charges – stock compensation	11	12
Non-cash charges – gain (loss) on derivative instruments	1	2
Non-cash charges – asset impairment charges	139	—
Purchase accounting adjustments	5	7
Fees, expenses or charges for equity offerings, debt or acquisitions	1	26
Restructuring	14	5
Severance, separation costs and facility closures	16	5
Debt extinguishment loss	—	3
Legal settlement	10	—

Adjusted EBITDA	$183	$235

Change in deferred revenue	38	124

Additions to pre-publication costs	(124)	(104)

Adjusted Cash EBITDA (post plate)	$97	$256

(1)	Details may not sum to total due to rounding.

A-1

Use of Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with GAAP, we have presented Adjusted EBITDA as well as Adjusted Cash EBITDA (post plate) as non-GAAP measures in addition to our GAAP results. This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business.

Management believes that the presentation of Adjusted EBITDA provides an indicator of our performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, non-cash charges, or levels of depreciation or amortization along with cost such as severance, facility closure cost, and acquisition costs. Accordingly, our management believes that this measurement is useful for comparing our performance from period to period. In addition, targets and positive trends in Adjusted EBITDA is used as performance measures and in calculations relating to covenants in our debt arrangements, and Adjusted Cash EBITDA (post plate) is used to determine certain compensation of management.

Other companies may define these non-GAAP measures differently and, as a result, our measure of these non-GAAP measures may not be directly comparable to Adjusted EBITDA or Adjusted Cash EBITDA (post-plate) of other companies. Although we use non-GAAP measures as financial measures to assess the performance of our business, the use of non-GAAP measures are limited as they include and/or do not include certain items not included and/or included in the most directly comparable GAAP measure. Adjusted EBITDA and Adjusted Cash EBITDA (post-plate) should be considered in addition to, and not as a substitute for, net income or loss prepared in accordance with GAAP as a measure of performance, and are not intended to be a measure of liquidity. You are cautioned not to place undue reliance on these non-GAAP measures.

A-2

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 PM EST, on May 18, 2017.
Vote by Internet
• Go to www.investorvote.com/HMHC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all of the nominees listed; FOR the advisory approval of our executive compensation; and FOR the ratification of our independent auditors for fiscal year 2017.

1.	ELECTION OF NINE DIRECTORS:												+
			For	Withhold			For	Withhold			For	Withhold
	01 -	Daniel Allen	☐	☐	02 -	L. Gordon Crovitz	☐	☐	03 -	Lawrence K. Fish	☐	☐

	04 -	Jill A. Greenthal	☐	☐	05 -	John F. Killian	☐	☐	06 -	John R. McKernan Jr.	☐	☐

	07 -	Brian A. Napack	☐	☐	08 -	E. Rogers Novak Jr.	☐	☐	09 -	Tracey D. Weber	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Advisory Vote on Executive Compensation	☐	☐	☐	3.	Ratification of Auditors for Fiscal Year 2017	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title. By signing and dating this proxy, you will be deemed to have acknowledged and assented to the terms of this proxy set forth on the reverse side.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Important Notice Regarding the Internet Availability of

Proxy Materials for the Annual Meeting.

The Notice of Annual Meeting, Proxy Statement and 2016 Annual Report are available at:

www.edocumentview.com/HMHC

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — HOUGHTON MIFFLIN HARCOURT COMPANY

Houghton Mifflin Harcourt Company Headquarters 125 High Street, Boston MA 02110

The undersigned, revoking all previous proxies, hereby appoints Joseph P. Abbott, Jr. and William F. Bayers, or either of them, as attorneys and proxies with full power of substitution and resubstitution to represent the undersigned and to vote all shares of common stock of Houghton Mifflin Harcourt Company (the “Company”) that the undersigned is entitled to vote at the Company’s 2017 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at the Company’s Headquarters, located at 125 High Street, Boston MA 02110, on Friday, May 19, 2017, at 8:00 a.m., Eastern Time or any subsequent time that may be necessary by any adjournment or postponement thereof for the purposes listed on the reverse side, with all powers which the undersigned would possess if personally present. This proxy (which is being solicited on behalf of the board of directors), when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the board of directors’ recommendations. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

If voting by proxy, please exercise your right to vote by promptly completing, signing and returning this proxy card by May 18, 2017. You may later revoke the proxy and, if you are able to attend the meeting, you may vote your shares in person.